Exhibit (a)(1)(A)

AMERICAN REPROGRAPHICS COMPANY

OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS
FOR NEW OPTIONS

This document constitutes part of the prospectus relating
to the American Reprographics Company 2005 Stock Plan
covering securities that have been registered under the Securities Act of 1933.
April 22, 2009

AMERICAN REPROGRAPHICS COMPANY
Offer to Exchange Certain
Outstanding Options for New Options

This offer and withdrawal rights will expire at 9:00 p.m., Pacific Time, on May 20, 2009 unless we extend them.

     By this offer, we are providing the opportunity to exchange certain outstanding options granted under the American Reprographics Company 2005 Stock Plan (the “Plan”), whether vested or unvested, for new nonstatutory options to purchase shares of our common stock (“New Options”). All employees of American Reprographics Company or our subsidiaries or affiliates (collectively referred to as the “Company,” “ARC,” “we,” “our” or “us”), including our Executive Officers, may participate in this offer if they remain an employee through the expiration of this offer and the date of grant for New Options. However, the members of our board of directors may not participate in this offer.
     If you are eligible to participate in this Offer to Exchange Certain Outstanding Options for New Options (the “Offer to Exchange” or the “offer”), all of your outstanding and unexercised stock options to purchase our common stock granted prior to April 22, 2009 (“Eligible Options”) are eligible to be exchanged for nonstatutory stock options. Each New Option will be granted under and subject to the terms of the 2005 Stock Plan and will be subject to a new option agreement between you and ARC.
     If you participate in this offer, you will receive New Options with an exercise price equal to the closing price of our common stock on the first business day following the Expiration Date of this Offer to Exchange (the “New Option Grant Date”), which we expect to be May 21, 2009. If the Expiration Date of the offer is extended, then the New Option Grant Date will be similarly extended.
     The New Options will be nonstatutory stock options and will vest in accordance with the following schedule: fifty percent (50%) of the shares subject to each New Option will vest on the one-year anniversary of the New Option Grant Date and the remaining fifty percent (50%) will vest on the two-year anniversary of the New Option Grant Date, unless certain exercisability restrictions apply due to requirements under local law. Vesting is subject to your continued service to us through each relevant vesting date. Your participation in this offer and the receipt of New Options does not provide any guarantee or promise of continued service with ARC or its subsidiaries or affiliates.
     Our common stock is traded on the New York Stock Exchange under the symbol “ARP.” On April 17, 2009, the closing price of our common stock was $5.00 per share. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.
     See “Risks of Participating in the Offer” beginning on page 10 for a discussion of risks that you should consider before participating in this offer.
IMPORTANT
     If you participate in this offer, you must access the offer website at https://e-arc.equitybenefits.com (the “offer website”), and follow the instructions on the offer website. The offer website will also provide you with certain information about your Eligible Options, including the grant date, the exercise price, the number of underlying shares and the election alternatives available to you.
     If you are not able to submit your election electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not otherwise have access to the offer website for any reason

(including lack of internet services), you must complete a paper election form and return it to Araxi Sahakian at the Company via hand delivery or facsimile at (818) 500-1678. To obtain a paper election form, please call (925) 949-5134 or send an e-mail to exchange@e-arc.com.
     You must complete the election process (whether electronically or in paper form) in the foregoing manner before 9:00 p.m., Pacific Time, on May 20, 2009, unless the offer is extended. We will not accept delivery of any election after expiration of this offer. You may change or withdraw your election to participate in the offer at any time before the offer expires by completing a new electronic election form or submitting a new paper election form in the manner described above. Documents submitted by U.S. mail or other post and Federal Express (or similar delivery service) are not permitted.
     Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.
     If you have any questions about this offer or would like to request additional copies of this Offer to Exchange and the other option exchange program documents, please call (925) 949-5134 or send an e-mail to exchange@e-arc.com.
     We recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors.
     You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the New Options in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

TABLE OF CONTENTS

SUMMARY TERM SHEET AND Q&A	1

RISKS OF PARTICIPATING IN THE OFFER	10

THE OFFER	19
1. Eligibility	19
2. Number of options; Expiration Date	19
3. Purpose of the offer	20
4. Procedures for electing to exchange options	21
5. Withdrawal rights and change of election	23
6. Acceptance of options for exchange and issuance of New Options	24
7. Conditions of the offer	25
8. Price range of shares underlying the options	26
9. Source and amount of consideration; terms of new options	27
10. Information concerning American Reprographics Company	30
11. Interests of directors and officers; transactions and arrangements concerning the options	31
12. Status of options acquired by us in the offer; accounting consequences of the offer	32
13. Legal matters; regulatory approvals	32
14. Material U.S. federal income tax consequences	32
15. Material non-U.S. income tax consequences and certain other non-U.S. considerations.	34
16. Extension of offer; termination; amendment	35
17. Fees and expenses	35
18. Additional information	36
19. Financial statements	36
20. Miscellaneous	37

SCHEDULE A Information Concerning the Executive Officers and Directors of ARC	A-1

SCHEDULE B Financial Statements of ARC as of December 31, 2008	B-1

SCHEDULE C Financial Statements of ARC as of September 30, 2008	C-1

SCHEDULE D Other ARC Financial Information	D-1

SCHEDULE E A Guide to Issues for Employees Located and/or Subject to Tax Outside the U.S.	E-1

SUMMARY TERM SHEET AND Q&A
     The following are answers to some of the questions that you may have about this offer. You should carefully read the entire Offer to Exchange Certain Outstanding Options for New Options document (the “Offer to Exchange”) and the election form, together with its associated instructions available on the offer website at https://e-arc.equitybenefits.com. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find a more complete description of these topics.
Terms Used in This Offer
•	“Cancellation Date” refers to the same U.S. business day as the Expiration Date. This is the date when Exchanged Options will be cancelled. We expect that the Cancellation Date will be May 20, 2009. If the Expiration Date is extended, then the Cancellation Date will be similarly extended.

•	“Eligible Employees” refers to all employees of ARC or one of its subsidiaries or affiliates who are employees at the time of this offer and who remain employed through the date the Exchanged Options are cancelled. Our Executive Officers are Eligible Employees for the purposes of this offer; however, members of our board of directors may not participate in this offer.

•	“Eligible Options” refers to the outstanding and unexercised stock options to purchase our common stock that were granted prior to April 22, 2009.

•	“Exchanged Options” refers to all options that you exchange pursuant to this offer.

•	“Executive Officers” refers to those officers of ARC listed on Schedule A to this Offer to Exchange, who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•	“Expiration Date” refers to the date that this offer expires. We expect that the Expiration Date will be May 20, 2009, at 9:00 p.m., Pacific Time. We may extend the Expiration Date at our discretion. If we extend the offer, the term “Expiration Date” will refer to the time and date at which the extended offer expires.

•	“New Option Grant Date” refers to the date when New Options will be granted. The New Option Grant Date will be the first business day following the Expiration Date, which we expect will be May 21, 2009. If the Expiration Date is extended, then the New Option Grant Date will be similarly extended.

•	“New Options” refers to the nonstatutory options issued pursuant to this offer that replace your Exchanged Options. The New Options will be granted on the New Option Grant Date under and subject to the terms of the 2005 Stock Plan and an option agreement between you and ARC.

•	“Offering Period” refers to the period from the commencement of this offer to the Expiration Date. We expect that this period will commence on April 22, 2009 and end at 9:00 p.m., Pacific Time, on May 20, 2009.

•	“Plan” and “2005 Stock Plan” refers to the American Reprographics Company 2005 Stock Plan.

Q1.	Why is ARC making this offer?

A1.	We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide Eligible Employees with the opportunity to own new options that may have a greater potential to increase in value over time. (See Section 3 on page 20.)

Q2.	Who may participate in this offer?

A2.	You may participate in this offer if you are an Eligible Employee. You are an “Eligible Employee” if you are an employee of ARC or its subsidiaries or affiliates at the time of this offer, you remain an Eligible Employee through the Expiration Date and the date of grant for New Options, and you hold Eligible Options. Our Executive Officers are Eligible Employees for the purposes of this offer; however, members of our board of directors may not participate in this offer. (See Section 1 on page 19.)

Q3.	Which options are eligible for exchange?

A3.	All options granted under the Plan, whether vested or unvested, that were granted prior to April 22, 2009 and that are outstanding and unexercised as of the Cancellation Date are eligible for exchange. This means that options must be outstanding as of immediately prior to the cancellation of the options under this offer. For example, if a particular option grant expires after the commencement of this offer, but before the Expiration Date, that particular option grant is not eligible for exchange. (See Section 2 on page 19.)

Q4.	Are there circumstances under which I would not be granted New Options?

A4.	Yes. If, for any reason, you are no longer an employee of ARC or one of its subsidiaries or affiliates on the New Option Grant Date, you will not receive any New Options. Instead, you will keep your current Eligible Options, and they will expire in accordance with their terms. If you are a U.S. employee, your employment with ARC will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice. (See Section 1 on page 19.)

Moreover, even if we accept your Exchanged Options, we will not grant New Options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting New Options as a result of changes in SEC or NYSE rules. We do not anticipate any such prohibitions at this time. (See Section 13 on page 32.)

Q5.	How do I participate in this offer?

A5.	If you are an Eligible Employee, you will receive on the commencement of the offer an e-mail announcing this offer, attaching electronic copies of the offer documents and directing you to the offer website. If you wish to participate in this offer, you must access the offer website at https://e-arc.equitybenefits.com and click on the “Make an Election” button or complete a paper election form and return it in accordance with instructions set forth below. Upon accessing the offer website, you will be directed to your electronic election form that contains the following personalized information with respect to each Eligible Option you hold:
•	the grant date indicated for the Eligible Option on the applicable option agreement;

•	the original exercise price per share in effect for the Eligible Option;

•	the number of shares of the Company’s common stock exchangeable under the Eligible Option; and

•	the election alternatives available to you.
You will need to check the appropriate box next to each of your Eligible Options to indicate your choice of whether to exchange your Eligible Options in accordance with the terms of this offer or retain your Eligible Options under their current terms. After completing the electronic election form, you will have the opportunity to review the elections you have made with respect to your Eligible Options. If you are satisfied with your elections you will proceed to the “Agreement to Terms of Election” page. Only after you agree to the “Agreement to the Terms of Election” will you be directed to the “Print Confirmation” page. Please print and keep a copy of the “Print Confirmation” page for your records. At this point, you will have completed the election process.

If you are not able to submit your election electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper election form and return it to Araxi Sahakian at the Company via hand delivery or facsimile at (818) 500-1678 before 9:00 p.m., Pacific Time, on May 20, 2009, unless we extend the offer. To obtain a paper election form, please call (925) 949-5134 or send an e-mail to exchange@e-arc.com.

You must complete the election process in the foregoing manner before 9:00 p.m., Pacific Time, on May 20, 2009. If we extend this offer beyond that deadline, you must complete the process before the extended Expiration Date of this offer.

If you wish to change your election to participate in this offer, you must access the offer website at https://e-arc.equitybenefits.com and complete a new electronic election form before 9:00 p.m., Pacific Time, on May 20, 2009, unless we extend the offer. If you are not able to submit a new election form electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your new electronic election form, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a new paper election form and return it to Araxi Sahakian at the Company via hand delivery or facsimile at (818) 500-1678 before 9:00 p.m., Pacific Time, on May 20, 2009, unless we extend the offer. To obtain a paper election form, please call (925) 949-5134 or send an e-mail to exchange@e-arc.com.

To help you recall your outstanding Eligible Option grants and give you the tools to make an informed decision, we will provide you with a summary of your outstanding Eligible Options. If you use the offer website, you will be provided with a summary of your outstanding Eligible Options in your electronic election form, as described in Q5 and A5 below. If you are not able to submit your election electronically via the offer website, and you request a paper election form, we will provide a summary of your outstanding Eligible Options in response to your request.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer. (See Section 4 on page 21.)

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled Expiration Date.

The delivery of all documents, including election forms, is at your risk. Only documents that are complete, signed and actually received electronically or in paper form by Araxi Sahakian by the deadline will be accepted. Documents submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We intend to confirm the receipt of your electronic election form (or paper election form) by e-mail within two (2) U.S. business days of the receipt of your electronic election form (or paper election form). If you have not received an e-mail confirmation, you must confirm that we have received your electronic election form (or paper election form). Responses may be submitted only via the offer website or in paper form via hand delivery or facsimile to Araxi Sahakian. Responses submitted by any other means are not permitted. (See Section 4 on page 21.)

Q6.	Am I required to participate in this option exchange?

A6.	No. Participation in this offer is completely voluntary. To help you determine your outstanding Eligible Option grants and give you the tools to make an informed decision, we will provide you with a summary listing all of your Eligible Options. (See Section 2 on page 19 and Section 14 on page 32.)

Q7.	How many New Options will I receive for the options that I exchange?

A7.	Subject to the terms of this offer and upon our acceptance of your properly tendered options, your Exchanged Options will be exchanged for New Options one a one-for-one basis.

Example: If you exchange 1,000 Eligible Options, you will receive 1,000 New Options at an exercise price equal to the closing price of our common stock on the New Option Grant Date, which we expect to be May 21, 2009. (See Section 2 on page 19.)

Q8.	What will be the exercise price of my New Options?

A8.	The exercise price per share of all New Options will be equal to the closing price of our common stock as reported on the New York Stock Exchange on the New Option Grant Date, which is expected to be May 21, 2009.

We cannot predict the exercise price of the New Options. The exercise price of the New Options may be higher than the exercise price for your Eligible Options. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer. (See Section 9 on page 27.)

Q9.	When will my New Options vest and be exercisable?

A9.	The New Options will vest in accordance with the following schedule: fifty percent (50%) of the shares subject to each New Option will vest on the one-year anniversary of the New Option Grant Date and the remaining fifty percent (50%) will vest on the two-year anniversary of the New Option Grant Date. Vesting on any date is subject to your continued service to ARC or its subsidiaries through each relevant vesting date. Generally, any vested New Options may be exercised by you at any time, unless certain exercisability restrictions apply due to requirements under local law or ARC’s insider trading policy. (See Section 9 on page 27.)

Q10.	Do I have to exchange all of my Eligible Options?

A10.	No. You may pick and choose which of your outstanding option grants you wish to exchange. This means that you may not elect to exchange only some of the shares covered by any particular option grant. However, you may elect to exchange the remaining portion of any option grant that you have partially exercised. The result is that you may elect to exchange one or more of your option grants, but you must elect to exchange the entire unexercised portion of a given grant or none of the shares for that particular grant. For example, and except as otherwise described below, if you hold (1) an Eligible Option to purchase 1,000 shares, 700 of which you have already exercised, (2) an Eligible Option to purchase 1,000 shares, and (3) an Eligible Option to purchase 2,000 shares, you may elect to exchange:
•	Your first option grant covering the entire remaining 300 shares,

•	Your second option grant covering 1,000 shares,

•	Your third option grant covering 2,000 shares, or

•	None of your option grants.
These are your only choices in the above example. You may not elect, for example, to exchange your first option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants. (See Section 2 on page 19.)

Q11.	When will my Exchanged Options be cancelled?

A11.	Your Exchanged Options will be cancelled on the same U.S. business day as the Expiration Date. We refer to this date as the Cancellation Date. We expect that the Cancellation Date will be May 20, 2009 unless the offer period is extended. (See Section 6 on page 24.)

Q12.	Once I surrender my Exchanged Options, is there anything I must do to receive the New Options?

A12.	Once your Exchanged Options have been cancelled, there is nothing that you must do to receive your New Options. We expect that the New Option Grant Date will be May 21, 2009. In order to vest in the shares covered by the new option grant, you will need to remain an employee or service provider of ARC or its subsidiaries or affiliates through the applicable vesting dates, as described in Q9 and A9. (See Section 1 on page 19.)

Q13.	When will I receive the New Options?

A13.	We will grant the New Options on the New Option Grant Date. We expect the New Option Grant Date will be May 21, 2009. If the Expiration Date is delayed, the New Option Grant Date will be similarly delayed. You will receive your grant paperwork after the expiration of the offer. (See Section 6 on page 24.)

Q14.	Can I exchange shares of ARC common stock that I acquired upon exercise of ARC options?

A14.	No. This offer relates only to outstanding and unexercised ARC options. You may not exchange shares of ARC common stock in this offer. (See Section 2 on page 19.)

Q15.	Will I be required to give up all of my rights under the cancelled options?

A15.	Yes. Once we have accepted your Exchanged Options, your Exchanged Options will be cancelled, and you will no longer have any rights under those options. We intend to cancel all Exchanged Options on the same U.S. business day as the Expiration Date. We refer to this date as the Cancellation Date. We expect that the Cancellation Date will be May 20, 2009. (See Section 6 on page 24.)

Q16.	Will the terms and conditions of my New Options be the same as my Exchanged Options?

A16.	The terms and conditions of your New Options may vary from the terms and conditions of your Exchanged Options, but such changes generally will not substantially and adversely affect your rights, except that your New Options may have a different exercise price, will be classified as nonstatutory stock options for U.S. tax purposes, will have a new two (2) year vesting period from the New Option Grant Date and a maximum term of ten (10) years from the New Option Grant Date. (See Section 9 on page 27.) However, if you are an employee outside the U.S., you should carefully review Schedule E attached to this offer for the applicable country to determine whether different terms will apply.

Your New Options will be granted under and subject to the terms and conditions of the 2005 Stock Plan and an option agreement between you and ARC. The current forms of option agreements for grants made under the 2005 Stock Plan are either filed or incorporated by reference as exhibits to the Tender Offer Statement on Schedule TO that we have filed with the SEC (the “Schedule TO”) with which this Offer to Exchange has been filed. Additionally, your new option agreement will reflect any vesting acceleration provided for under your existing option agreement.

Q17.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A17.	If we do not receive your election form by the deadline, you choose not to participate, or your options are not accepted by us under this offer, your existing options will (i) remain outstanding until they expire by their terms, (ii) retain their current exercise price, (iii) retain their current vesting schedule and (iv) retain their current term. (See Section 6 on page 24.)

Q18.	How does ARC determine whether an option has been properly tendered?

A18.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered Eligible Options that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election form, and we will not incur any liability for failure to give any notice. (See Section 4 on page 21.)

Q19.	Will I have to pay taxes if I participate in the offer?

A19.	If you participate in the offer and are a citizen or resident of the U.S., you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange. On the New Option Grant Date, you will not be required under current law to recognize income for U.S. federal income tax purposes. However, you may have taxable income when you exercise your New Options or when you sell your shares. (See Section 14 on page 32.)

If you participate in the offer and are subject to tax in a country other than the U.S., the tax consequences of participating in this offer may be different for you. Please be sure to read Schedule E attached to this offer for the applicable country of residence which discusses the tax and other relevant legal consequences of participating in the offer.

For all employees, we recommend that you consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a citizen or tax resident or subject to the tax laws of more than one country, you should be aware that there might be additional or different tax and social insurance consequences that may apply to you.

Q20.	Will my New Options be incentive stock options or nonstatutory stock options for U.S. tax purposes?

A20.	The New Options granted in exchange for your old options will be nonstatutory stock options, even if your old options were classified as incentive stock options.

We recommend that you read the tax discussion in Section 14 of this Offer to Exchange and discuss the personal tax consequences of incentive stock options and nonstatutory stock options with your financial, legal and/or tax advisors. (See Section 9 on page 27 and Section 14 on page 32.)

Q21.	Will I receive an option agreement?

A21.	Yes. All New Options will be subject to an option agreement between you and ARC as well as to the terms and conditions of the 2005 Stock Plan. (See Section 9 on page 27.) The current forms of option agreements for grants made under the 2005 Stock Plan are either filed or incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed.

Q22.	Are there any conditions to this offer?

A22.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered Eligible Options, though we may do so at our discretion. (See Section 7 on page 25.)

Q23.	If you extend the offer, how will you notify me?

A23.	If we extend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled Expiration Date. (See Section 2 on page 19 and Section 16 on page 34.)

Q24.	How will you notify me if the offer is changed?

A24.	If we change the offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the day we change the offer. (See Section 2 on page 19 and Section 16 on page 34.)

Q25.	Can I change my mind and withdraw from this offer?

A25.	Yes. You may change your mind after you have submitted an election form choosing to exchange your Eligible Options and submit a new election form at any time before the Expiration Date. If we extend the Expiration Date, you may submit a new election form at any time until the extended offer expires, electing to retain your Eligible Options under their existing terms. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the Expiration Date. (See Section 5 on page 23.)

Q26.	How do I change my election?

A26.	To change your election with respect to your Eligible Options, you must do the following before the Expiration Date:
1.	Access the offer website and complete a new electronic election form; or

2.	If you are not able to submit a new election form electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your new electronic election form, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a new election form and return it to Araxi Sahakian at the Company via hand delivery or facsimile at (818) 500-1678. To obtain a paper election form, please call (925) 949-5134 or send an e-mail to exchange@e-arc.com.
The delivery of all documents is at your risk. ARC intends to confirm the receipt of your new electronic election form (or paper election form) by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, we recommend that you confirm that we have received your electronic election form (or paper election form). If you need to confirm receipt after two (2) U.S. business days have elapsed, you may call (925) 949-5134 or send an e-mail to exchange@e-arc.com.

Only electronic election forms (or paper election forms) that are complete, signed (electronically or otherwise) and actually received by ARC by the deadline will be accepted. Election forms may be submitted only via the offer website or, in the case of paper election forms, to Araxi Sahakian by hand delivery or facsimile at (818) 500-1678. Election or paper election forms submitted by any other means, including interoffice, e-mail, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. (Section 5 on page 23.)

Q27.	What if I withdraw my election and then decide again that I want to participate in this offer?

A27.	If you withdraw your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed electronic election form (or paper election form) accepting the offer before the Expiration Date, in accordance with the procedures described in Q26 and A26 and Section 4. (See also Q5 and A5 and see Section 5 on page 23.)

Q28.	Are you making any recommendation as to whether I should exchange my Eligible Options?

A28.	No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your Eligible Options in this offer will be a challenging one for many employees. The program does carry risk (see “Risks of Participating in the Offer” on page 10 for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your Eligible Options than from the New Options you will receive in exchange. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, and/or financial advisor. (See Section 3 on page 20.)

Q29.	Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A29.	For additional information or assistance, please call (925) 949-5134 or send an e-mail to exchange @ e-arc.com.

(See Section 10 on page 30.)

RISKS OF PARTICIPATING IN THE OFFER
     Participating in the offer involves a number of risks, including those described below. This list and the risk factors in our annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC, highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences in the U.S. and Schedule E discussing the tax consequences for employees subject to tax outside the U.S., as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.
     In addition, this offer and our SEC report referred to above include “forward-looking statements.” When used in this Offer to Exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors described elsewhere in this Offer to Exchange. You should carefully consider these risks, in addition to the other information in this Offer to Exchange and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.
     The following discussion should be read in conjunction with the financial statements and notes to the financial statements attached as Schedule B, Schedule C and Schedule D and incorporated by reference, as well as our most recent Forms 10-K, 10-Q and 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.
Tax-Related Risks
Your New Options will be nonstatutory stock options even if your Eligible Options are incentive stock options.
     The New Options will be classified for U.S. tax purposes as nonstatutory stock options. In general, if you are a U.S. tax resident, nonstatutory stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 14 of the Offer to Exchange.
The offer currently is expected to remain open for twenty-nine (29) calendar days. However, if we extend the offer so that it remains open for thirty (30) or more days, U.S. employees will be required to restart the measurement periods necessary to qualify incentive stock options that they choose not to exchange for favorable tax treatment.
     Generally, your incentive stock option qualifies for favorable tax treatment if you hold the option for more than two (2) years after the grant date and for more than one (1) year after the date of exercise. We do not expect that the exchange will affect the eligibility of any incentive stock options that are not tendered for exchange for favorable tax treatment under U.S. tax laws. Thus, if you do not tender your option, the holding periods will continue to be measured from your original grant date.
     However, if the offer period lasts for thirty (30) days or more, then any eligible incentive stock options that you have not exchanged will be deemed modified, and the holding period for such options will restart. As a result, in order to qualify for favorable tax treatment, you would not be able to sell or otherwise dispose of any such options upon exercise thereof until at least two (2) years after the new deemed option grant date, which is expected to be May 21, 2009, and more than one (1) year after the date you exercise such options.
     Note that, to the extent you tender and we accept your options for exchange in connection with the offer, your New Options will be classified as nonstatutory stock options. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 14 of the Offer to Exchange.
Tax-related risks for employees subject to non-U.S. tax.
     Employees subject to tax outside the U.S. should carefully review Schedule E attached to this offer for the relevant country to determine whether participation in the offer could trigger any negative tax consequences.
Tax-related risks for tax residents of multiple countries.
     If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.
Exchange rate risks for non-U.S. employees.
     The exchange rates between currencies fluctuate, and you should be aware that the exercise price must be paid in U.S. dollars and when shares are sold, the proceeds will be determined and paid in U.S. dollars.
Business-Related Risks
Adverse domestic and global economic conditions and disruption of financial markets could have a material adverse impact on our business and results of operations.
     During recent months, domestic and international financial markets have been experiencing extreme disruption, including, among other things, extreme volatility in stock prices and severely diminished liquidity and credit availability. These developments and the related severe domestic and international economic downturn, may continue to adversely impact our business and financial condition in a number of ways, including effects beyond those that were experienced in previous recessions in the United States and foreign economies. The current restrictions in financial markets and the severe economic downturn may adversely affect the ability of our customers and suppliers to obtain financing for operations and purchases and to perform their obligations under agreements with us. These restrictions could result in a decreases in, or cancellation of, existing business, could limit new business, and could negatively impact our ability to collect on our accounts receivable on a timely basis, if at all. We are unable to predict the duration and severity of the current economic recession and disruption in financial markets and their effects on our business and results of operations. These events are more severe than previous economic recessions and may, in the aggregate, have a material adverse effect on our results of operations and financial condition.
The residential and non-residential architectural, engineering and construction industry, or AEC industry, is in the midst of a downturn. A continuing decline in the residential AEC industry, and/or a downturn in the non-residential AEC industry, could adversely affect our future revenue and profitability.
     We believe that the residential and non-residential AEC markets together accounted for approximately 80% of our net sales for the year ended December 31, 2008, of which we believe the non-residential AEC industry accounted for approximately 89% of our net sales and the residential AEC industry accounted for approximately 11% of our net sales. Our historical operating results reflect the cyclical and variable nature of the AEC industry. Both the residential and non-residential portions of the AEC industry are in the midst of a severe downturn. The effects of the current recession in the United States economy, and weakness in global economic conditions have resulted in a downturn in the residential and non-residential portions of the AEC industry. We believe that the AEC industry generally experiences downturns several months after a downturn in the general economy and that there may be a similar delay in the recovery of the AEC industry following a recovery in the general economy. A prolonged downturn in the AEC industry would diminish demand for our products and services, and would therefore negatively impact our revenues and have a material adverse impact on our business, operating results and financial condition.
     Since we derive a majority of our revenues from reprographics products and services provided to the AEC industry, our operating results are more sensitive to this industry than other companies that serve more diversified markets. In addition, because approximately 50% of our overall costs are fixed, changes in economic activity, positive or negative, affect our results of operations. As a consequence, our results of operations are subject to volatility and could deteriorate rapidly in an environment of declining revenues. Failure to maintain adequate cash reserves and to effectively manage our costs could adversely affect our ability to offset our fixed costs and may have a material adverse effect on our results of operations and financial condition.
Covenants in our credit and guaranty agreement could adversely affect our financial condition.
     Our credit and guaranty agreement contains customary restrictions and covenants, including, without limitation, interest coverage ratios, fixed charge coverage ratios, leverage coverage ratios and limitations on maximum capital expenditures, which we must maintain. Our ability to comply with these covenants may be affected by events beyond our control. Failure to comply with these covenants could have a material adverse effect on our liquidity, results of operations and financial condition. If we breach any of these covenants or restrictions, it could result in an event of default under our credit and guaranty agreement. A default, if not cured or waived, may permit acceleration of our indebtedness. In addition, our lenders could terminate their commitments to make further extensions of credit under our credit facilities. If our indebtedness is accelerated, we cannot be certain that we will have sufficient funds to pay the accelerated indebtedness or that we will have the ability to refinance accelerated indebtedness on terms favorable to us or at all.
Impairment of goodwill may adversely impact future results of operations.
     We have intangible assets, including goodwill and other identifiable and indefinite-lived acquired intangibles on our balance sheet due to our acquisitions of businesses. The initial identification and valuation of these intangible assets and the determination of the estimated useful lives at the time of acquisition involve use of management judgments and estimates. Our annual goodwill impairment assessment has historically been completed in September of each year. Based on our annual assessment in September 2008, our goodwill was not impaired. As economic conditions worsened in the fourth quarter of fiscal year 2008 and our market capitalization decreased, management determined that circumstances had changed sufficiently to trigger an interim goodwill impairment analysis. The result of our interim analysis indicated that we have a goodwill impairment, hence we recorded a pretax, non-cash charge of $35.2 million for the fourth quarter of fiscal year 2008, which is reflected in our financial statements for the fourth quarter and fiscal year ended December 31, 2008.
     The results of impairment analysis are as of a point in time. If our assumptions regarding future forecasted revenue or gross margins of our operating segments are not achieved, we may be required to record additional goodwill impairment charges in future periods, whether in connection with our next annual impairment testing in the third quarter of 2009 or prior to that, if any such change constitutes a triggering event outside of the quarter from when the annual goodwill impairment test is performed. It is not possible at this time to determine if any such future impairment charge would result or, if it does, whether such charge would be material.
Competition in our industry and innovation by our competitors may hinder our ability to execute our business strategy and maintain our profitability.
     The markets for our products and services are highly competitive, with competition primarily at local and regional levels. We compete primarily based on the level and quality of customer service, technological leadership, product performance and price. Our future success depends, in part, on our ability to continue to improve our service offerings, and develop and integrate technological advances. If we are unable to integrate technological advances into our service offerings to successfully meet the evolving needs of our customers in a timely manner, our operating results may be adversely affected. Technological innovation by our existing or future competitors could put us at a competitive disadvantage. In particular, our business could be adversely affected if any of our competitors develop or acquire superior technology that competes directly with or offers greater functionality than our technology, including PlanWell.
     We also face the possibility that competition will continue to increase, particularly if copy and printing or business services companies choose to expand into the reprographics services industry. Many of these companies are substantially larger and have significantly greater financial resources than us, which could place us at a competitive disadvantage. In addition, we could encounter competition in the future from large, well-capitalized companies such as equipment dealers, system integrators, and other reprographics associations, that can produce their own technology and leverage their existing distribution channels. We could also encounter competition from non-traditional reprographics service providers that offer reprographics services as a component of the other services that they provide to the AEC industry, such as vendors to our industry that provide services directly to our customers, bypassing reprographers. Any such future competition could adversely affect our business and impair our future revenue and profitability.
The reprographics industry has undergone vast changes in recent years and will continue to evolve. Our failure to anticipate and adapt to future changes in the reprographics industry could harm our competitive position.
     The reprographics industry has undergone vast changes in recent years. The industry’s main production technology has migrated from analog to digital. This has prompted a number of trends in the reprographics industry, including a rapid shift toward decentralized production and lower labor utilization. As digital output devices become smaller, less expensive, easier to use and interconnected, end users of construction drawings are placing these devices within their offices and other locations. On-site reprographics equipment allows a customer to print documents and review hard copies without the delays or interruptions associated with sending documents out for duplication. Also, as a direct result of advancements in digital technology, labor demands have decreased. Instead of producing one print job at a time, reprographers now have the capability to produce multiple sets of documents with a single production employee. By linking output devices through a single print server, a production employee simply directs output to the device that is best suited for the job. As a result of these trends, reprographers have had to modify their operations to decentralize printing and shift costs from labor to technology.
     We expect the reprographics industry to continue to evolve. Our industry is expected to continue to embrace digital technology, not only in terms of production services, but also in terms of network technology, digital document storage and management, and information distribution, all of which will require investment in, and continued development of, technological innovation. If we fail to keep pace with current changes or fail to anticipate or adapt to future changes in our industry, our competitive position could be harmed which may have a material adverse impact on our future profitability.
If we fail to continue to develop and introduce new services successfully, our competitive positioning and our ability to grow our business could be harmed.
     In order to remain competitive, we must continually invest in new technologies that will enable us to meet the evolving demands of our customers. We cannot guarantee that we will be successful in the introduction, marketing and adoption of any of our new services, or that we will develop and introduce in a timely manner innovative services that satisfy customer needs or achieve market acceptance. Our failure to develop new services and introduce them successfully could harm our competitive position and our ability to grow our business, and our revenues and operating results could suffer.
     In addition, as reprographics technologies continue to develop, one or more of our current service offerings may become obsolete. In particular, digital technologies may significantly reduce the need for high volume printing. Digital technology may also make traditional reprographics equipment smaller and cheaper, which may cause larger AEC customers to discontinue outsourcing their reprographics needs. Any such developments could adversely affect our business and impair future revenue and profitability.
If we are unable to charge for our value-added services to offset potential declines in print volumes, our long term revenue could decline.
     Our customers value the ability to view and order prints over the internet and print to output devices in their own offices and other locations throughout the country and other locations in the world. In 2008, our reprographics services represented approximately 73.9% of our total net sales, and our facilities management services represented approximately 17.3% of our total net sales. Both categories of revenue are generally derived from a charge per square foot of printed material. Future technological advances may further facilitate and improve our customers’ ability to print in their own offices or at a job site. As technology continues to improve, this trend toward consuming information on an “as needed” basis could result in decreasing printing volumes and declining revenues in the longer term. Failure to offset these potential declines in printing volumes by changing how we charge for our services and developing additional revenue sources could significantly affect our business and reduce our long term revenue, resulting in an adverse effect on our results of operations and financial condition.
We derive a significant percentage of net sales from within the State of California and our business could be disproportionately harmed by an economic downturn or natural disaster affecting California.
     We derived approximately 36.0% of our net sales in 2008 from our operations in California. As a result, we are dependent to a large extent upon the AEC industry in California and, accordingly, are sensitive to economic factors affecting California, including general and local economic conditions, macroeconomic trends, and natural disasters (including earthquakes and wildfires). In recent months, the real estate development projects (both residential and non-residential) in California have significantly declined which, in turn, has resulted in a decline in orders from within the California-based AEC industry. Any adverse developments affecting California could have a disproportionately negative effect on our results of operations and financial condition.
Our growth strategy depends in part on our ability to successfully complete and manage our acquisitions and branch openings. Failure to do so could impede our future growth and adversely affect our competitive position.
     As part of our growth strategy, we intend to prudently pursue strategic acquisitions within the reprographics industry. Since 1997, we have acquired more than 130 businesses, most of which were long established in the communities in which they conduct their business. Our efforts to execute our acquisition strategy may be affected by our ability to continue to identify, negotiate, close acquisitions and effectively integrate acquired businesses. In addition, any governmental review or investigation of our proposed acquisitions, such as by the Federal Trade Commission may impede, limit or prevent us from proceeding with an acquisition.
     Acquisitions involve a number of unique risks. For example, there may be difficulties integrating acquired personnel and distinct business cultures. Additional financing may be necessary and, if used, would increase our debt level, dilute our outstanding equity, or both. Acquisitions may divert management’s time and our other resources from existing operations. It is possible that there could be a negative effect on our financial statements from the impairment related to goodwill and other intangibles acquired through implementation of our acquisition strategy. We may experience the loss of key employees or customers of acquired companies. In addition, risks may include high transaction costs and expenses of integrating acquired companies, as well as exposure to unforeseen liabilities of acquired companies and failure of the acquired business to achieve expected results. These risks could hinder our future growth and adversely affect our competitive position and operating results.
     In addition to acquisitions, we expand our geographic coverage by opening additional satellite branches in regions near our established operations to capture new customers and greater market share. Although we believe that the capital investment for a new branch is generally modest, the branches we open in the future may not ultimately produce returns that justify our investment.
If we are unable to successfully monitor and manage the business operations of our subsidiaries and divisions, our business and profitability could suffer.
     Since 1997, we have acquired more than 130 businesses and, in most cases, have delegated the responsibility for marketing, pricing, and selling practices with the local and operational managers of those businesses. If we do not successfully manage our subsidiaries and divisions under this decentralized operating structure, we risk having disparate results, lost market opportunities, lack of economic synergies, and a loss of vision and planning, all of which could harm our business and profitability.
We depend on certain key vendors for reprographics equipment, maintenance services and supplies making us vulnerable to supply shortages and price fluctuations.
     We purchase reprographics equipment and maintenance services, as well as paper, toner and other supplies, from a limited number of vendors. Our three largest vendors in 2008 were Oce N.V., Azerty, and Xpedx, a division of International Paper Company. Adverse developments concerning key vendors or our relationships with them could force us to seek alternate sources for our reprographics equipment, maintenance services and supplies, or to purchase such items on unfavorable terms. An alternative source of supply of reprographics equipment, maintenance services and supplies may not be readily available. A delay in procuring reprographics equipment, maintenance services or supplies, or an increase in the cost to purchase such reprographics equipment, maintenance services or supplies could limit our ability to provide services to our customers on a timely and cost-effective basis and could harm our results of operations and financial condition.
Our failure to adequately protect the proprietary aspects of our technology, including PlanWell, may cause us to lose market share.
     Our success depends on our ability to protect and preserve the proprietary aspects of our technologies, including PlanWell, our proprietary, internet-based planroom. We rely on a combination of copyright, trademark and trade secret protection, confidentiality agreements, license agreements, non-compete agreements, reseller agreements, customer contracts, and technical measures to establish and protect our rights in our proprietary technologies. Under our PlanWell license agreements, we grant other reprographers a non-exclusive, non-transferable, limited license to use our technology and receive our services. Our license agreements contain terms and conditions prohibiting the unauthorized reproduction or transfer of our products. These protections, however, may not be adequate to remedy harm we suffer due to misappropriation of our proprietary rights by third parties. In addition, United States law provides only limited protection of proprietary rights and the laws of some foreign countries may offer less protection than the laws of the United States. Third parties may unlawfully copy aspects of our products or unlawfully distribute them, impermissibly reverse engineer our products or otherwise obtain and use information that we regard as proprietary. Others may develop non-infringing technologies that are similar or superior to ours. If competitors are able to develop such technologies and we cannot successfully enforce our rights against them, they may be able to market and sell or license products that compete with ours, and this competition could adversely affect our results of operations and financial condition. Furthermore, we may, from time to time, be subject to intellectual property litigation which can be expensive, a burden on management’s time and our Company’s resources, and the outcome of any such litigation may be uncertain.
Damage or disruption to our facilities, our technology centers, our vendors or a majority of our customers could impair our ability to effectively provide our services and may have a significant impact on our revenues, expenses and financial condition.
     We currently store most of our customer data at our two technology centers located in Silicon Valley near known earthquake fault zones. Damage to or destruction of one or both of these technology centers or a disruption of our data storage processes resulting from sustained process abnormalities, human error, acts of terrorism, violence, war or a natural disaster, such as fire, earthquake or flood, could have a material adverse effect on the markets in which we operate and on our business operations. We store and maintain critical customer data on computer servers at our technology centers that our customers access remotely through the internet and/or directly through telecommunications lines. If our back-up power generators fail during any power outage, if our telecommunications lines are severed or internet access is impaired for any reason, our remote access customers would be unable to access their critical data, causing an interruption in their operations. In such event, our remote access customers and their customers could seek to hold us responsible for any losses that they may incur in this regard. We may also potentially lose these customers and our reputation could be harmed. In addition, such damage or destruction, particularly that directly impacting our technology centers or our vendors or customers, could have an impact on our sales, supply chain, production capability, costs, and our ability to provide services to our customers.

     Although we currently maintain general property damage insurance, we do not maintain insurance for loss from earthquakes, acts of terrorism or war. If we incur losses from uninsured events, we could incur significant expenses which would adversely affect our results of operations and financial condition.
If we lose key personnel or qualified technical staff, our ability to manage the day-to-day aspects of our business will be adversely affected.
     We believe that the attraction and retention of qualified personnel is critical to our success. If we lose key personnel or are unable to recruit qualified personnel, our ability to manage the day-to-day aspects of our business will be adversely affected. Our operations and prospects depend in large part on the performance of our senior management team and the managers of our principal operating divisions. Outside of the implementation of succession plans and executive transitions done in the normal course of business, the loss of the services of one or more members of our senior management team, in particular, the sudden loss of Kumarakulasingam Suriyakumar, our Chairman, President and Chief Executive Officer, would disrupt our business and impede our ability to execute our business strategy. Because the other members of our executive and divisional management team have on average more than 20 years of experience within the reprographics industry, it would be difficult to replace them.
Risks Related to Ownership of our Common Stock
Our stock price may be volatile.
     Factors such as quarterly variations in our financial results, announcements by us or others, developments affecting us, our customers and our suppliers, acquisition of products or businesses by us or our competitors, and general market volatility could cause the market price of our common stock to fluctuate significantly. As a result, you could lose all or part of your investment.
If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.
     The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who cover us issue an adverse or misleading opinion regarding our stock, our stock price would likely decline. If one or more of these analysts cease coverage of our Company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.
Anti-takeover provisions in our charter documents and Delaware corporate law may make it difficult for our stockholders to replace or remove our current board of directors and could deter an unsolicited third party acquisition offer, which may adversely affect the marketability and market price of our common stock.
     Provisions in our amended and restated certificate of incorporation and amended and restated bylaws and in Delaware corporate law will make it difficult for stockholders to change the composition of our board of directors, which consequently will make it difficult to change the composition of management. In addition, these provisions may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our management and board of directors. Public stockholders who might desire to participate in this type of transaction may not have an opportunity to do so. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or change our management and board of directors and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium.
Our board of directors can issue preferred stock without stockholder approval of the terms of such stock.
     Our amended and restated certificate of incorporation will authorize our board of directors, without stockholder approval, to issue up to 25,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions granted to or imposed upon the preferred stock, including voting rights, dividend rights, conversion rights, terms of redemption (including sinking fund provisions), liquidation preference and the number of shares constituting any series or the designation of a series. Our board of directors will be able to issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock, without stockholder approval. At the completion of this offering, no shares of preferred stock will be outstanding and we have no present plan to issue any shares of preferred stock.
Because a limited number of stockholders control the majority of the voting power of our common stock, investors in this offering will not be able to determine the outcome of stockholder votes.
     As of March 20, 2009, our executive officers, directors and their affiliated entities beneficially owned, in the aggregate, approximately 32.3% of our outstanding common stock (including shares of common stock issuable within 60 days of March 20, 2009 upon the exercise of outstanding options). As a result, these stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of the Company or its assets. This concentration of ownership could limit stockholders’ ability to influence corporate matters and may have the effect of delaying or preventing a third party from acquiring control over us.

THE OFFER
1. Eligibility.
     You are an “Eligible Employee” if you are an employee of ARC or one of its subsidiaries or affiliates as of the date of this offer and you remain employed by ARC or one of its subsidiaries or affiliates through the date on which the Exchanged Options are cancelled and the date of grant for New Options. Our Executive Officer are Eligible Employees for the purposes of this offer; however, members of our board of directors may not participate in this offer. Our executive officers and directors are listed on Schedule A of this Offer to Exchange.
     To receive a grant of New Options, you must remain employed by ARC or its subsidiaries or affiliates through the New Option Grant Date. If you do not remain employed by ARC or its subsidiaries or affiliates through the New Option Grant Date, you will keep your current Eligible Options, and they will be treated in accordance with their terms and conditions. If we do not extend the offer, the New Option Grant Date is expected to be May 21, 2009. If you are a U.S. employee, your employment with ARC will remain “at-will” and can be terminated by you or us at any time, with or without cause or notice. In order to continue to vest in your New Options, you must remain an employee or other service provider through each relevant vesting date.
2. Number of options; Expiration Date.
     Subject to the terms and conditions of this offer, we will accept for exchange certain outstanding, unexercised options granted under the Plan that are held by Eligible Employees and that are properly elected to be exchanged, and are not validly withdrawn, before the Expiration Date. In order to be eligible, options must be outstanding as of immediately prior to the cancellation of the options under this offer and be options granted prior to April 22, 2009. For example, if a particular option grant expires after commencement but before cancellation under the offer, that particular option grant is not eligible for exchange.
     You may choose which of your Eligible Options you wish to exchange, but each option grant that you elect to exchange must be for the entire portion that is outstanding and unexercised. However, you may elect to exchange the remaining portion of an option grant that you have partially exercised. As a result, you may elect to exchange only certain option grants, but you must elect to exchange the entire unexercised portion of a given grant or none of the options for that particular grant. For example and except as otherwise described below, if you hold (1) an Eligible Option to purchase 1,000 shares, 700 of which you have already exercised, (2) an Eligible Option to purchase 1,000 shares, and (3) an Eligible Option to purchase 2,000 shares, you may elect to exchange:
•	Your first option grant covering the entire remaining portion of 300 shares,

•	Your second option grant covering 1,000 shares,

•	Your third option grant covering 2,000 shares, or

•	None of your option grants.
     These are your only choices in the above example. You may not elect, for example, to exchange your first option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants.

     For purposes of this offer, including the exchange ratio, the term “option” generally refers to an option to purchase one (1) share of our common stock.
Example: If you exchange 1,000 Eligible Options, you will receive 1,000 New Options at an exercise price equal to the closing price of our common stock on the New Option Grant Date as reported by the New York Stock Exchange. We expect the New Option Grant Date to be May 21, 2009.
     All New Options will be subject to the terms of our 2005 Stock Plan, and to an option agreement entered into between you and ARC. The current forms of option agreements for grants made under the 2005 Stock Plan are either filed or incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed.
     The Expiration Date for this offer will be 9:00 p.m., Pacific Time, on May 20, 2009, unless we extend the offer. We may, in our discretion, extend the offer, in which event the Expiration Date will refer to the latest time and date at which the extended offer expires. See Section 16 of this Offer to Exchange for a description of our rights to extend, terminate, and amend the offer.
3. Purpose of the offer.
     We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and non-employee stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide Eligible Employees with the opportunity to own New Options that may have a greater potential to increase in value over time.
     We chose to make this offer instead of simply granting more options for a number of reasons. ARC does not have authority to grant a sufficient number of stock options to make grants to employees that would achieve the same benefits to employees and stockholders that this program does, while allowing ARC to maintain the flexibility it needs to provide ongoing grants, award additional options to recognize employee performance and grant options to newly hired employees. We believe structuring the program in this manner is in the best interests of our employees and stockholders to give incentive to our employees with appropriate stock options and conserve options for future grants.
     Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:
•	Any extraordinary transaction, such as a merger, reorganization or liquidation involving ARC;

•	Any purchase, sale or transfer of a material amount of our assets;

•	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	Any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	Any other material change in our corporate structure or business;

•	Our common stock being delisted from the New York Stock Exchange or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	The acquisition by any person of a material amount of our securities or the disposition of a material amount of our securities; or

•	Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.
     Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your own investment and tax advisors. You must make your own decision about whether to participate in this offer.
4. Procedures for electing to exchange options.
     Proper election to exchange options.
     Participation in this offer is voluntary. To participate in this offer, you must do the following before 9:00 p.m., Pacific Time, on May 20, 2009:
     If you are an Eligible Employee, you will receive on the commencement of the offer an e-mail announcing this offer, attaching electronic copies of the offer documents and directing you to the website for this offer, which is located at https://e-arc.equitybenefits.com (the “offer website”). If you wish to participate in this offer, you must access the offer website and click on the “Make an Election” button or complete a paper election form and return it in accordance with instructions set forth below. Upon accessing the offer website and after clicking on the “Make an Election” button, you will be directed to your election form that contains the following personalized information with respect to each Eligible Option you hold:
•	the grant date indicated for the Eligible Option on the applicable option agreement;

•	the original exercise price per share in effect for the Eligible Option;

•	the number of shares of the Company’s common stock exchangeable under the Eligible Option; and

•	the election alternatives available to you.
You will need to check the appropriate box next to each of your Eligible Options to indicate your choice of whether to exchange your Eligible Options in accordance with the terms of this offer or retain your Eligible Options under their current terms. After completing the electronic election form, you will have the opportunity to review the elections you have made with respect to your Eligible Options. If you are satisfied with your elections you will proceed to the “Agreement to Terms of Election” page. Only after you agree to the “Agreement to the Terms of Election” will you be directed to the “Print Confirmation” page. Please print and keep a copy of the “Print Confirmation” page for your records. At this point, you will have completed the election process.
     If you are not able to submit your election electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper election form and return it to Araxi Sahakian at the Company via hand delivery or facsimile at (818) 500-1678 before 9:00 p.m., Pacific Time, on May 20, 2009, unless we extend the offer. To obtain a paper election form, please call (925) 949-5134 or send an e-mail to exchange@e-arc.com.
     You must complete the election process (whether electronically or in paper form) in the foregoing manner before 9:00 p.m., Pacific Time, on May 20, 2009, unless the offer is extended. If we extend this offer beyond that deadline, you must complete the process before the extended Expiration Date of this offer.
     If you participate in this offer, you may exchange some or all of your Eligible Options. To help you recall your outstanding Eligible Option grants and give you the tools to make an informed decision, we will make available to you on the offer website a summary of your outstanding Eligible Options. If you are not able to submit your election electronically via the offer website, and you request a paper election form, we will provide a summary of your outstanding Eligible Options in response to your request.
     Your election to participate becomes irrevocable after 9:00 p.m., Pacific Time, on May 20, 2009, unless the offer is extended past that time, in which case your election will become irrevocable after the new Expiration Date. You may change your mind after you have submitted an election form choosing to exchange your Eligible Options and submit a new election form at any time before the Expiration Date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the Expiration Date.
     The delivery of all documents, including election forms, is at your risk. Only documents that are complete, signed and actually received electronically or in paper form by Araxi Sahakian by the deadline will be accepted. Documents submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We intend to confirm the receipt of your electronic election form (or paper election form) by e-mail within two (2) U.S. business days of the receipt of your electronic election form (or paper election form). If you have not received an e-mail confirmation, you must confirm that we have received your electronic election form (or paper election form). Responses may be submitted only electronically via the offer website or in paper form via hand delivery or facsimile to Araxi Sahakian. Responses submitted by any other means are not permitted.
     This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered Eligible Options promptly after the expiration of this offer.
     Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, e-mail or other form of communication. Options accepted for exchange will be cancelled on the Cancellation Date, which we presently expect will be May 20, 2009.

     Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.
     We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered Eligible Options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder; provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered Eligible Options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.
     Our acceptance constitutes an agreement.
     Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between ARC and you upon the terms and subject to the conditions of this offer.
5. Withdrawal rights and change of election.
     You may change your election with respect to your Eligible Options only in accordance with the provisions of this section.
     You may change your election with respect to your Eligible Options at any time before the Expiration Date, which is expected to be 9:00 p.m., Pacific Time, on May 20, 2009. If we extend the offer, you may change your election at any time until the extended Expiration Date.
     In addition, although we intend to accept all validly tendered Eligible Options promptly after the expiration of this offer, if we have not accepted your options by the Expiration Date, which is expected to be 9:00 p.m., Pacific Time, on May 20, 2009, or such later time as the offer is extended to, you may withdraw your tendered options at any time thereafter.
     If you wish to change or withdraw your election to participate in this offer, you must access the offer website at https://e-arc.equitybenefits.com and complete a new electronic election form before 9:00 p.m., Pacific Time, on May 20, 2009, unless we extend the offer. If you are not able to submit a new electronic election form electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your new electronic election form, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a new election form and return it to Araxi Sahakian at the Company via hand delivery or facsimile at (818) 500-1678 before 9:00 p.m., Pacific Time, on May 20, 2009, unless we extend the offer. To obtain a paper election form, please call (925) 949-5134 or send an e-mail to exchange@e-arc.com.
     If you submit an election form declining the offer and you later decide that you would like to exchange your Eligible Options for New Options, you may elect to participate at any time before the Expiration Date by submitting a new properly completed electronic election form (or paper election form) accepting the offer and following the procedures described in Section 4 of this Offer to Exchange. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the Expiration Date.
     Neither we nor any other person is obligated to give you notice of any defects or irregularities in any electronic election form (or paper election form), nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt of the electronic election form (or paper election form). Our determination of these matters will be final and binding.
     The delivery of all documents, including any electronic election forms (or paper election forms), is at your risk. Only documents that are complete, signed and actually received electronically or in paper form by Araxi Sahakian by the deadline will be accepted. Documents submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We intend to confirm the receipt of your electronic election form (or paper election form) by e-mail within two (2) U.S. business days of the receipt of your electronic election form (or paper election form). If you have not received an e-mail confirmation, you must confirm that we have received your electronic election form (or paper election form). Responses may be submitted only electronically via the offer website or in paper form via hand delivery or facsimile to Araxi Sahakian. Responses submitted by any other means are not permitted.
6. Acceptance of options for exchange and issuance of New Options.
     Upon the terms and conditions of this offer and promptly following the expiration of this offer, we will accept for exchange and cancel all Eligible Options properly elected for exchange and not validly withdrawn before the expiration of this offer. Once the options are cancelled, you will no longer have any rights with respect to those options. In addition, as discussed in Sections 9 and 14 of this Offer to Exchange, your New Options will be nonstatutory stock options for U.S. tax purposes, regardless of whether your Eligible Options were incentive stock options or nonstatutory stock options for U.S. tax purposes. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the Cancellation Date, which we anticipate to be May 20, 2009.
     For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, e-mail or other method of communication. Subject to our rights to terminate the offer, discussed in Section 6 of this Offer to Exchange, we currently expect that we will accept promptly after the expiration of this offer all properly tendered options that are not validly withdrawn.
     We will grant the New Options on the New Option Grant Date. We expect the New Option Grant Date to be May 21, 2009. All New Options will be granted under our 2005 Stock Plan and will be subject to an option agreement between you and ARC. The number of New Options you will receive will be determined in accordance with the exchange ratio described in Section 2 of this Offer to Exchange. After the Expiration Date, you will receive your option agreement in accordance with the Company’s customary procedures.
     Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price, current vesting schedule and current term.

7. Conditions of the offer.
               Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the Expiration Date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:
•	There will have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•	Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

•	There will have occurred:
–	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the U.S.,

–	the declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S.,

–	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the U.S.,

–	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally,

–	the commencement, continuation or escalation of a war or other national or international calamity directly or indirectly involving the U.S., which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of this offer, or

–	if any of the situations described above existed at the time of commencement of this offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this offer;
•	A tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been publicly disclosed, or we will have learned that:
–	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of this offer,

–	any such person, entity or group that had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or
–	any new group will have been formed that beneficially owns more than 5% of our outstanding shares of common stock that, in our judgment in any such case and regardless of the circumstances, makes it inadvisable to proceed with this offer or with such acceptance for exchange of Eligible Options;
•	There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

•	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•	Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us); or

•	Any rules or regulations by any governmental authority, the Financial Industry Regulatory Authority, the New York Stock Exchange, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to ARC.
               If any of the above events occur, we may:
•	Terminate this offer and promptly return all tendered Eligible Options to tendering holders;

•	Complete and/or extend this offer and, subject to your withdrawal rights, retain all tendered Eligible Options until the extended exchange offer expires;

•	Amend the terms of this offer; or

•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this offer is open, complete this offer.
               The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive any condition, in whole or in part, at any time and from time to time before the Expiration Date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.
8. Price range of shares underlying the options.
               The ARC common stock that underlies your options is traded on the New York Stock Exchange under the symbol “ARP.” The following table shows, for the periods indicated, the high and low closing sales price per share of our common stock as reported by the New York Stock Exchange.

	High	Low
Fiscal Year Ended December 31, 2007
3rd Quarter	$31.36	$18.72
4th Quarter	$20.98	$14.84
Fiscal Year Ended December 31, 2008
1st Quarter	$16.91	$14.12
2nd Quarter	$19.80	$14.79
3rd Quarter	$19.38	$15.91
4th Quarter	$16.57	$6.55
Fiscal Year Ended December 31, 2009
1st Quarter	$7.10	$2.81
2nd Quarter (through April 17, 2009)	$5.11	$3.62
               On April 17, 2009, the last reported sale price of our common stock, as reported by the New York Stock Exchange, was $5.00 per share.
               You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.
9. Source and amount of consideration; terms of New Options.
               Consideration.
               We will issue New Options in exchange for eligible outstanding options properly elected to be exchanged by you and accepted by us for such exchange. You will be entitled to receive one New Option for every Eligible Option you surrender for cancellation and exchange pursuant to this Offer to Exchange.
               If we receive and accept tenders from Eligible Employees of all options eligible to be tendered, subject to the terms and conditions of this offer, we will grant New Options to purchase a total of 2,177,425 shares of our common stock, or approximately 4.8% of the total shares of our common stock outstanding as of April 14, 2009.
               General terms of New Options.
               New Options will be granted under our 2005 Stock Plan. All New Options will be subject to the terms of the 2005 Stock Plan and to an option agreement between you and ARC. The terms and conditions of the New Options may vary from the terms and conditions of the options that you tendered for exchange, but such changes generally will not substantially and adversely affect your rights. However, you should note that your New Options will be classified for U.S. tax purposes as nonstatutory stock options even if your Exchanged Options were incentive stock options, will have a maximum term of ten (10) years from the New Option Grant Date and will vest over a two (2) year period commencing on the New Option Grant Date. Furthermore, if you are an employee outside the U.S., you should carefully review Schedule E attached to this offer for your country of residence to determine whether different terms will apply to your New Options.
               The following description summarizes the material terms of our 2005 Stock Plan. Our statements in this Offer to Exchange concerning the plan and the New Options are merely summaries and do not purport to be complete. The statements are subject to the 2005 Stock Plan, and the forms of option agreements for grants made under the 2005 Stock Plan, which have been filed as exhibits to the Schedule TO of which this offer is a part. Please contact us at American Reprographics Company, 1981 N. Broadway, Suite 385, Walnut

Creek, California 94596, Attention: Tracey M. Luttrell, Corporate Counsel (telephone: (925) 949-5100), to receive a copy of the Plan, and the relevant form of option agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.
               2005 Stock Plan.
               Our 2005 Stock Plan permits the granting of incentive and nonstatutory stock options, stock appreciation rights, restricted stock purchase awards, restricted stock awards, and restricted stock units. As of April 14, 2009, the maximum number of common shares subject to options currently outstanding under the Plan was approximately 2,252,472. As of April 14, 2009, the maximum number of shares available for future issuance under the Plan was 2,885,767. Our compensation committee, which generally administers the 2005 Stock Plan, has the authority to determine the terms of the options, restricted stock, and restricted stock units, or stock appreciation rights granted, including the exercise price of the option or purchase price for a restricted stock grant or restricted stock unit; the number of shares subject to each option or restricted stock grant or the number of restricted stock units or stock appreciation rights; the vesting and exercise forms of each award; and the form of consideration payable upon the exercise of each option or stock purchase right..
               Exercise price.
               The exercise price of an option granted under the 2005 Stock Plan is determined by the compensation committee. With respect to nonstatutory stock options, the exercise price must be at least equal to the fair market value of our common stock on the date of grant. Generally, the exercise price of all incentive stock options must be at least equal to the fair market value of the common stock on the date of grant. The exercise price per share of all New Options will be equal to the closing price of our common stock as reported on the New York Stock Exchange on the New Option Grant Date, which is expected to be May 21, 2009.
               Vesting and Exercisability.
               The vesting applicable to an option granted under the Plan generally is determined by the administrator in accordance with the terms of the Plan. The New Options granted under this offer will vest as to fifty percent (50%) of the shares subject to each New Option on the one-year anniversary of the New Option Grant Date and the remaining fifty percent (50%) will vest on the two-year anniversary of the New Option Grant Date. In addition, to the extent Exchanged Options are subject to accelerated vesting, your New Options will be subject to similar accelerated vesting provisions. Vesting on any date is subject to your continued service to ARC or its subsidiaries or affiliates through each relevant vesting date. Generally, any vested New Options may be exercised by you at any time, unless certain exercisability restrictions apply due to requirements under local law or ARC’s insider trading policy.
               Adjustments upon certain events.
               Events occurring before the New Option Grant Date. Although we are not anticipating any merger or acquisition of ARC, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange, and your options will be treated in accordance with the option plan under which they were granted and your option agreement. Further, if ARC is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement, and you will receive no New Options in exchange for them. If ARC is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the New Options, including any adjustments to the exercise price and number of shares that will be subject to the New Options. Under such circumstances, the type of security and the number of shares covered by your New Options would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive New Options covering more or fewer shares of the acquiror’s common stock than the number of shares subject to the Eligible Options that you tendered for exchange or than the number you would have received pursuant to the New Options if no acquisition had occurred.
               If we are acquired by or merge with another company, your cancelled options might be worth more than the New Options that you receive in exchange for them.
               A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.
               Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the completion of this option exchange program. Termination of your employment for this or any other reason before the New Option Grant Date means that the tender of your options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any New Options or other benefit for your tendered options.
               Events occurring after the New Option Grant Date. In the event of a subdivision of our outstanding common stock, a declaration of a dividend payable in our common stock or a combination or consolidation of our outstanding common stock (by reclassification or otherwise) into a lesser number of shares of common stock after the New Option Grant Date, corresponding adjustments shall automatically be made to the number and exercise price of shares subject to each new option.
               If we liquidate or dissolve, to the extent not previously exercised or settled, your outstanding options will terminate immediately before the consummation of the dissolution or liquidation.
               Our Plan provides that if we merge or if all of our assets or stock is acquired by another corporation, your option will generally not accelerate vesting unless the surviving corporation does not assume your option or replace it with a comparable award. If the surviving corporation does not assume your option or replace it with a comparable award, then vesting will accelerate as to all of the shares of common stock subject to such option.
               Transferability of options.
               Options generally may not be transferred, other than by will or through a beneficiary designation as permitted under local law, and only you may exercise your option.
               Registration of shares underlying New Options.
               All of the shares of ARC common stock issuable upon exercise of New Options have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of ARC for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your New Options free of any transfer restrictions under applicable U.S. securities laws.

               Tax consequences.
               If you are a U.S. tax resident, you should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the New Options and Exchanged Options, as well as the consequences of accepting or rejecting this offer. If you are an employee subject to tax outside the U.S., you should refer to Section 15 and Schedule E attached to this Offer to Exchange for a discussion of the tax consequences of your participation in the offer and the New Options. If you are a citizen or resident of more than one country, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.
10. Information concerning American Reprographics Company.
               Our principal executive offices are located at 1981 N. Broadway, Suite, 385, Walnut Creek, California 94596, and our telephone number is (925) 949-5100. If you have questions regarding this option exchange, you should call (925) 949-5134 or send an e-mail to exchange@e-arc.com.
               We are the leading reprographics company in the United States providing business-to-business document management services to the architectural, engineering and construction industry, or AEC industry. We also provide these services to companies in non-AEC industries, such as technology, financial services, retail, entertainment, and food and hospitality that require sophisticated document management services similar to our core AEC offerings. Reprographics services typically encompass the digital management and reproduction of construction documents or other graphics-related material and the corresponding finishing and distribution services. The business-to-business services we provide to our customers include document management, document distribution and logistics and print-on-demand. We also combine these services and offer them on-site in our customers’ offices. We often refer to this service line as “facilities management.” We provide our core services through our suite of reprographics technology products, a network of approximately 300 locally branded reprographics service centers, and more than 5,600 facilities management programs at our customers’ locations. We also sell reprographics equipment and supplies to complement our full range of service offerings. Our services are critical to our customers because they shorten their document processing and distribution time, improve the quality of their document information management, and provide a secure, controlled document management environment
               Our predecessor, Ford Graphics, a sole proprietorship, was founded in Los Angeles, California in 1960. In February 2005, we reorganized from American Reprographics Holdings, L.L.C., a California limited liability company, into a Delaware corporation, American Reprographics Company. As of December 31, 2008, we operated 299 reprographics service centers, including 291 service centers in 206 cities in 39 states throughout the United States and the District of Columbia, eight reprographics service centers in Canada, one in United Kingdom and a joint venture company in China with three locations. We service approximately 160,000 active customers and employ approximately 4,500 people, including a sales and customer service staff of approximately 800 employees.
               The financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2008 is set forth on Schedule B to this Offer to Exchange and the financial information included in our quarterly report on Form 10-Q for the quarter ended September 30, 2008 is set forth on Schedule C to this Offer to Exchange. Our ratio of earnings to fixed charges for such periods and our book value as of December 31, 2008 is set forth on Schedule D to this Offer to Exchange. Please see Section 18 of this Offer to Exchange titled, “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

11.	Interests of directors and Executive Officers; transactions and arrangements concerning the options.
               A list of our directors and Executive Officers is attached to this Offer to Exchange as Schedule A. Members of our board of directors may not participate in this offer. As of April 14, 2009, our Executive Officers and directors (ten (10) persons) as a group held options outstanding and unexercised under our Plan to purchase a total of 737,905 of our shares, which represented approximately 32.5% of the shares subject to all options outstanding under our Plan as of that date.
               The following tables below set forth the beneficial ownership of each of our Executive Officers and directors of options under the Plan outstanding as of April 14, 2009. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase shares of our common stock under the American Reprographics Company 2005 Stock Plan, which was 2,252,472 as of April 14, 2009. As noted on the table, members of our board of directors are not eligible to participate in the offer.

		Number of
		Shares
		Covered by	Percentage of
		Outstanding	Total
		Options	Outstanding
		Granted	Options
		Under our	Under our
		2005 Stock	2005 Stock
Name	Position	Plan	Plan
Kumarakulasingam Suriyakumar[1]	President, Chief Executive Officer and Chairman	0	—
Jonathan R. Mather	Chief Financial Officer and Secretary	150,000	6.7%
Rahul K. Roy	Chief Technology Officer	439,000	19.5%
Dilantha Wijesuriya	Senior Vice President, National Operations	73,858	3.3%
Thomas J. Formolo[1,2]	Director	13,851	*
Dewitt Kerry McCluggage[1,2]	Director	3,997	*
Mark W. Mealy[1,2]	Director	13,851	*
Manuel Perez de la Mesa[1,2]	Director	39,351	1.7%
Eriberto R. Scocimara[1,2]	Director	3,997	*
James F. McNulty[1]	Director	0	—

[1]	Not eligible to participate in the offer.

[2]	Certain of our non-employee directors hold options to purchase shares pursuant to our 2005 Stock Plan. For information regarding their shareholdings as of March 20, 2009, please see our proxy statement for our 2009 Annual Meeting of Stockholders.

*	Less than 1%.
               Except as described above, neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock under our Plan, or in transactions involving our common stock during the past sixty (60) days before and including April 14, 2009.

12. Status of options acquired by us in the offer; accounting consequences of the offer.
               Options that we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares under the Plan from which they were originally issued. To the extent shares returning to the Plan are not fully reserved for issuance upon exercise of the New Options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants, without further stockholder action, except as required by applicable law or the rules of the New York Stock Exchange or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.
               Pursuant to the accounting standards in effect under SFAS 123(R), we may be required to recognize additional compensation expense to the extent the New Options have a greater value than the Exchanged Options they replace.
13. Legal matters; regulatory approvals.
               We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of New Options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any NYSE listing requirements that would be required for the acquisition or ownership of our options as contemplated herein, except for certain exemptive or notice filings that may be required in certain countries outside the U.S. Should any additional approval, exemptive or notice filing or other action be required, we presently contemplate that we will seek such approval, make such filings or take such other action. However, we cannot assure you that we will seek such approval, make such filings or take such other action or that any such approval, filing or other action, if needed, could be obtained or made or what the conditions imposed in connection with such approvals or filings would entail or whether the failure to obtain any such approval, to make such filings or take any other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue New Options for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.
               If we are prohibited by applicable laws or regulations from granting New Options or required to obtain a license or regulatory permit or make any other filing before granting New Options on the New Option Grant Date, we will not grant any New Options, unless we obtain the necessary license or make the requisite filing. We are unaware of any such prohibition at this time which cannot be satisfied by obtaining a license or permit or making a filing, and we will use reasonable efforts to effect the grant, but if the grant is prohibited or seems not feasible to be made on the New Option Grant Date we will not grant any New Options, and you will not receive any other benefit for the options you tendered.
14. Material U.S. federal income tax consequences.
               The following is a general summary of the material U.S. federal income tax consequences of participating in the exchange of options pursuant to the offer for those employees subject to U.S. federal income tax. This discussion is based on the U.S. Internal Revenue Code, its legislative history, treasury regulations thereunder, and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state, and local tax consequences for each employee will depend upon that employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

               We recommend that you consult your own tax advisor with respect to the U.S. federal, state, local and any non-U.S. tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.
               In addition, if you are a citizen or resident or subject to the tax laws of more than one country, you should be aware that there might be additional or different tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own tax advisor to discuss the personal tax consequences to you of participating in this offer.
               New Options.
               Option holders whose outstanding Eligible Options are exchanged for New Options under the offer should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable event.
               The New Options will be classified for U.S. tax purposes as nonstatutory stock options, even if the Exchanged Options which they replace were incentive stock options.
               This offer is currently expected to remain open for twenty-nine (29) calendar days. If we extend this offer such that it is open for thirty (30) days or more, incentive stock options held by U.S. employees who do not participate in this exchange will be considered to have been modified. The Expiration Date of the offer, which is currently expected to be May 20, 2009, will be considered the new grant date for purposes of determining whether the employee will receive favorable tax treatment with respect to the incentive stock options. As a result, in order to receive favorable tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two (2) years from the New Option Grant Date (i.e., the date of the deemed modification) and more than one (1) year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain. For more detailed information, please see the information below. For tax consequences relating to not exchanging Eligible Options that are classified for U.S. tax purposes as nonstatutory stock options, please see the information below.
               Nonstatutory stock options.
               Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.
               We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.
               Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.
               Incentive stock options.
               Under current U.S. tax law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than three (3) months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.
               If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:
•	more than two (2) years after the date the incentive stock option was granted (which, if the offer were open for thirty (30) days or more, would be the New Option Grant Date); and

•	more than one (1) year after the date the incentive stock option was exercised.
               If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.
               If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to the option holder at the time of the disposition.
               Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one (1) year after the option was exercised.
               Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.
15. Material non-U.S. income tax consequences and certain other non-U.S. considerations.
               Attached as Schedule E to this Offer to Exchange are short summaries of the general tax and other relevant legal consequences of the offer for Eligible Employees subject to tax in countries other than the U.S. If you are subject to the tax laws in any of these countries, please see Schedule E for information regarding the tax consequences to you of participating in the offer. You should review the information carefully and consult your own tax advisor regarding your personal situation before deciding whether or not to participate in the offer.
               If you are subject to tax in more than one country, you should be aware that there may be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult your own tax advisor to discuss these consequences.

16. Extension of offer; termination; amendment.
               We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the Expiration Date, we will also extend your right to withdraw tenders of Eligible Options until such extended Expiration Date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled Expiration Date.
               We also reserve the right, in our reasonable judgment, before the Expiration Date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.
               Subject to compliance with applicable law, we further reserve the right, before the Expiration Date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after commencement, but before cancellation under the offer, that particular option grant is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled Expiration Date, but before the actual Expiration Date under the extended offer, that option would not be eligible for exchange.
               The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of Eligible Options being sought in this offer or the consideration being offered by us for the Eligible Options in this offer, the offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of Eligible Options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of Eligible Options of such amendment, and we will extend the offer period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.
               For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.
17. Fees and expenses.
               We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

18. Additional information.
               This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:
1.	Our annual report on Form 10-K for our fiscal year ended December 31, 2008, filed with the SEC on February 27, 2009;

2.	Our quarterly report on Form 10-Q for the quarter ended September 30, 2008, filed with the SEC on November 7, 2008;

3.	Our definitive proxy statement on Schedule 14A for our 2009 annual meeting of stockholders, filed with the SEC on April 2, 2009; and

4.	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on January 13, 2005, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
               These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov.
               Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at American Reprographics Company, 1981 N. Broadway, Suite 385, Walnut Creek, California 94596, Attention: Tracey M. Luttrell or by telephone at (925) 949-5100.
               As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.
               The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.
19. Financial statements.
               The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 are incorporated here by reference. Our consolidated financial statements for our fiscal year ended December 31, 2008 are attached as Schedule B to this Offer to Exchange. Our interim consolidated financial statements for our fiscal quarter ended September 30, 2008 are attached as Schedule C to this Offer to Exchange. Information concerning our ratio of earnings to fixed charges for those periods and our book value as of December 31, 2008 is set forth on Schedule D to this Offer to Exchange. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 18 of this Offer to Exchange.

20. Miscellaneous.
               We are not aware of any jurisdiction in which the offer is made where the making of the offer is not in compliance with applicable law. We may become aware of one or more jurisdictions where the making of the offer is not in compliance with valid applicable law. If we cannot or choose not to comply with such law, the offer will not be made to, nor will options be accepted from, the option holders residing in such jurisdiction.
               We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related option exchange program documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.
American Reprographics Company
April 22, 2009

SCHEDULE A
INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF ARC
               The executive officers and directors of American Reprographics Company are set forth in the following table:

Name	Position and Offices Held
Kumarakulasingam Suriyakumar*	President, Chief Executive Officer and Chairman of the Board
Jonathan R. Mather	Chief Financial Officer and Secretary
Rahul K. Roy	Chief Technology Officer
Dilantha Wijesuriya	Senior Vice President, National Operations
Thomas J. Formolo*	Director
Dewitt Kerry McCluggage*	Director
Mark W. Mealy*	Director
Manuel Perez de la Mesa*	Director
Eriberto R. Scocimara*	Director
James F. McNulty*	Director
               The address of each executive officer and director is: c/o American Reprographics Company, 1981 N. Broadway, Suite 385, Walnut Creek, California 94596.

*	None of the individuals marked with an asterisk above are eligible to participate in this option exchange program.

A-1

SCHEDULE B
FINANCIAL STATEMENTS OF ARC FOR THE YEAR ENDED DECEMBER 31, 2009
Consolidated Financial Statements for the Year Ended December 31, 2008
AMERICAN REPROGRAPHICS COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	December 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$46,542	$24,802
Restricted cash	—	937
Accounts receivable, net of allowances for accounts receivable of $5,424 and $5,092 at December 31, 2008 and December 31, 2007, respectively	77,216	97,934
Inventories, net	11,097	11,233
Deferred income taxes	5,831	5,791
Prepaid expenses and other current assets	11,976	10,234

Total current assets	152,662	150,931

Property and equipment, net	89,712	84,634
Goodwill	366,513	382,519
Other intangible assets, net	85,967	86,349
Deferred financing costs, net	3,537	5,170
Deferred income taxes	25,404	10,710
Other assets	2,136	2,298

Total assets	$725,931	$722,611

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$25,171	$35,659
Accrued payroll and payroll-related expenses	13,587	19,293
Accrued expenses	24,913	22,030
Current portion of long-term debt and capital leases	59,193	69,254

Total current liabilities	122,864	146,236

Long-term debt and capital leases	301,847	321,013
Other long-term liabilities	13,318	3,711
Minority interest (Note 3)	6,121	—

Total liabilities	444,150	470,960

Commitments and contingencies (Note 8)

Stockholders’ equity:
Preferred stock, $0.001 par value, 25,000,000 shares authorized; zero and zero shares issued and outstanding	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 45,674,810 and 45,561,773 shares issued and 45,227,156 and 45,114,119 shares outstanding in 2008 and 2007, respectively	46	46
Additional paid-in capital	85,207	81,153
Deferred stock-based compensation	(195)	(673)
Retained earnings	215,846	179,092
Accumulated other comprehensive (loss) income	(11,414)	(258)

	289,490	259,360
Less cost of common stock in treasury, 447,654 shares in 2008 and 2007	7,709	7,709

Total stockholders’ equity	281,781	251,651

Total liabilities and stockholders’ equity	$725,931	$722,611

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN REPROGRAPHICS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	Year Ended December 31,
	2008	2007	2006
Reprographics services	$518,062	$513,630	$438,375
Facilities management	120,983	113,848	100,158
Equipment and supplies sales	61,942	60,876	53,305

Total net sales	700,987	688,354	591,838
Cost of sales	415,715	401,317	337,509

Gross profit	285,272	287,037	254,329
Selling, general and administrative expenses	154,728	143,811	131,743
Litigation (gain) reserve	—	(2,897)	11,262
Amortization of intangible assets	12,004	9,083	5,055
Goodwill impairment	35,154	—	—

Income from operations	83,386	137,040	106,269
Other income, net	(517)	—	(299)
Interest expense, net	25,890	24,373	23,192
Loss on early extinguishment of debt	—	1,327	—

Income before minority interest and income tax provision	58,013	111,340	83,376
Minority interest	59	—	—
Income tax provision	21,200	42,203	31,982

Net income	36,754	69,137	51,394

Net income attributable to common shares:
Basic	$0.82	$1.52	$1.14

Diluted	$0.81	$1.51	$1.13

Weighted average common shares outstanding:
Basic	45,060,482	45,421,498	45,014,786
Diluted	45,398,086	45,829,010	45,594,950
The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN REPROGRAPHICS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
(Dollars in thousands, except per share data)

							Accumulated
		Common Stock		Additional			Other	Common	Total
	Members’		Par	Paid-In	Deferred	Retained	Comprehensive	Stock in	Stockholders’
	Deficit	Shares	Value	Capital	Compensation	Earnings	(Loss) Income	Treasury	Equity
	(Dollars in thousands)
Balance at December 31, 2005	—	44,598,815	44	56,825	(1,903)	58,561	42	—	113,569
Stock-based compensation		28,253		1,536	679				2,215
Issuance of common stock under Employee Stock Purchase Plan		9,032		290					290
Issuance of common stock in connection with accrued bonuses		80,652		2,160					2,160
Issuance of common stock in connection with acquisitions		246,277		8,500					8,500
Stock options exercised		383,070	1	2,103					2,104
Net Tax benefit from exercise of stock options				4,051					4,051
Comprehensive income
Net income						51,394			51,394
Foreign Currency Translation							62	—	62
Fair value adjustment of derivatives, net of tax effects							(101)	—	(101)

									51,355

Balance at December 31, 2006	—	45,346,099	45	75,465	(1,224)	109,955	3	—	184,244
Stock-based compensation		41,524		2,917	551				3,468
Issuance of common stock under Employee Stock Purchase Plan		4,600		100					100
Stock options exercised		169,550	1	1,108					1,109
Net Tax benefit from exercise of stock options				1,563					1,563
Comprehensive income
Net income						69,137			69,137
Foreign Currency Translation							676		676
Fair value adjustment of derivatives, net of tax effects							(937)		(937)

Comprehensive income									68,876
Purchase of treasury shares		(447,654)						(7,709)	(7,709)

Balance at December 31, 2007	$—	45,114,119	$46	$81,153	$(673)	$179,092	$(258)	$(7,709)	$251,651
Stock-based compensation		78,250		3,812	478				4,290
Issuance of common stock under Employee Stock Purchase Plan		3,087		35					35
Stock options exercised		31,700	—	177					177
Net Tax benefit from exercise of stock options				30					30
Comprehensive income
Net income						36,754			36,754
Foreign Currency Translation							(1,989)		(1,989)
Fair value adjustment of derivatives, net of tax effects							(9,167)		(9,167)

Comprehensive income									25,598

Balance at December 31, 2008	$—	45,227,156	$46	$85,207	$(195)	$215,846	$(11,414)	$(7,709)	$281,781

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN REPROGRAPHICS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands, except per share data)

	Year Ended December 31,
	2008	2007	2006
Cash flows from operating activities
Net income	$36,754	$69,137	$51,394
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for accounts receivable	4,966	1,315	599
Depreciation	38,117	30,362	22,694
Amortization of intangible assets	12,004	9,083	5,055
Amortization of deferred financing costs	1,267	515	364
Goodwill impairment	35,154	—	—
Minority interest	59	—	—
Stock-based compensation	4,289	3,469	2,215
Excess tax benefit related to stock options exercised	(30)	(1,563)	(4,051)
Deferred income taxes	(10,172)	5,318	(3,934)
Write-off of deferred financing costs	313	1,327	208
Litigation charge (gain)	—	(3,315)	13,947
Other noncash items, net	(284)	(406)	(275)
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable	21,556	(446)	(5,769)
Inventory	3,134	694	949
Prepaid expenses and other assets	(1,101)	44	(5)
Litigation settlement payment	—	(10,500)	—
Accounts payable and accrued expenses	(18,760)	(3,648)	14,963

Net cash provided by operating activities	127,266	101,386	98,354

Cash flows from investing activities
Capital expenditures	(9,033)	(8,303)	(7,391)
Payments for businesses acquired, net of cash acquired and including other cash payments associated with the acquisitions	(23,916)	(132,739)	(62,225)
Restricted cash	937	7,911	(8,360)
Other	1,205	443	488

Net cash used in investing activities	(30,807)	(132,688)	(77,488)

Cash flows from financing activities
Proceeds from stock option exercises	177	1,108	2,103
Proceeds from issuance of common stock under Employee Stock Purchase Plan	35	100	290
Treasury stock repurchase	—	(7,709)	—
Excess tax benefit related to stock options exercised	30	1,563	4,051
Proceeds from borrowings under long-term debt agreements	—	325,000	30,000
Payments on long-term debt agreements and capital leases	(51,850)	(292,685)	(62,767)
Net borrowings (repayments) under revolving credit facility	(22,000)	22,000	(5,000)
Payment of loan fees	(726)	(5,024)	(544)

Net cash (used in) provided by financing activities	(74,334)	44,353	(31,867)

Effect of foreign currency translation on cash balances	(385)	109	—

Net change in cash and cash equivalents	21,740	13,160	(11,001)
Cash and cash equivalents at beginning of period	24,802	11,642	22,643

Cash and cash equivalents at end of period	$46,542	$24,802	$11,642

Supplemental disclosure of cash flow information
Cash paid for:
Interest	$26,111	$27,728	$19,581

Income taxes	$33,939	$41,840	$22,571

Noncash investing and financing activities:
Capital lease obligations incurred	$34,561	$35,263	$22,477
Issuance of subordinated notes in connection with the acquisition of businesses	$10,414	$23,758	$13,086
Accrued liabilities in connection with the acquisition of businesses	$100	$570	$4,300
Accrued liabilities in connection with deferred financing fees	$—	$663	$—
Stock issued for acquisition	$—	$—	$8,500
Change in fair value of derivative, net of tax effects	$(9,167)	$(937)	$(101)
Issuance of common stock in connection with settlement of accrued bonuses	$—	$—	$2,160
Contribution from minority owner	$6,062	$—	$—
The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN REPROGRAPHICS COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
American Reprographics Company (ARC or the Company) is the leading reprographics company in the United States providing business-to-business document management services to the architectural, engineering and construction industry, or AEC industry. ARC also provides these services to companies in non-AEC industries, such as aerospace, technology, financial services, retail, entertainment, and food and hospitality that also require sophisticated document management services. The Company conducts its operations through its wholly-owned operating subsidiary, American Reprographics Company, L.L.C., a California limited liability company (Opco), and its subsidiaries.
Basis of Presentation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company evaluates its estimates and assumptions on an ongoing basis and relies on historical experience and various other factors that it believes to be reasonable under the circumstances to determine such estimates. Actual results could differ from those estimates and such differences may be material to the consolidated financial statements.
Risk and Uncertainties
During recent months, financial markets throughout the world have been experiencing extreme disruption, including, among other things, extreme volatility in security prices and severely diminished liquidity and credit availability. These developments and the related general economic downturn may adversely impact the Company’s business and financial condition in a number of ways, including effects beyond those typically associated with other recent downturns in the U.S. and foreign economies. The current lack of credit in financial markets and the general economic downturn may adversely affect the ability of their customers and suppliers to obtain financing for significant operations and purchases and for the customers to perform their obligations under their agreements with the Company. The tightening could result in a decrease in, or cancellation of, existing business, could limit new business, and could negatively impact our ability to collect our accounts receivable on a timely basis. The Company is unable to predict the duration and severity of the current economic downturn and disruption in financial markets or the effects on their business and results of operations, but the consequences may be materially adverse and more severe than other recent economic slowdowns.
Reclassifications and Revision
The Company reclassified certain amounts in the prior year financial statements to conform to the current presentation. These reclassifications had no effect on the Consolidated Statement of Income, as previously reported. The Company revised its presentation of $1,135, the long-term portion of the interest rate swap liability at December 31, 2007, from accrued expenses to other long-term liabilities, to conform to the current presentation. The reclassification on the cash flow statement consisted of identifying net borrowings (repayments) under the revolving credit facility separately from borrowings and repayments under long-term debt agreements and identifying the allowance for doubtful accounts separately from other non-cash items.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Cash Equivalents
Cash equivalents include demand deposits and short-term investments with a maturity of three months or less when purchased.
The Company maintains its cash deposits at numerous banks located throughout the United States and China, which at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk on cash and cash equivalents.

Restricted Cash
The total restricted cash at December 31, 2008 and 2007 was $0 and $937, respectively. The 2007 balance represents an escrow account established in connection with the acquisition of a business.
Concentrations of Credit Risk and Significant Vendors
Concentrations of credit risk with respect to trade receivables are limited due to a large, diverse customer base. No individual customer represented more than 2.5% of net sales during the years ended December 31, 2008, 2007 and 2006.
The Company has geographic concentration risk as sales in California, as a percent of total sales, were approximately 36%, 42% and 46% for the years ended December 31, 2008, 2007 and 2006, respectively.
The Company performs periodic credit evaluations of the financial condition of its customers, monitors collections and payments from customers, and generally does not require collateral. The Company provides for the possible inability to collect accounts receivable by recording an allowance for doubtful accounts. The Company writes off an account when it is considered to be uncollectible. The Company estimates its allowance for doubtful accounts based on historical experience, aging of accounts receivable, and information regarding the creditworthiness of its customers. Additionally, the Company provides an allowance for returns and discounts based on historical experience. In 2008, 2007, and 2006 the Company recorded expenses of $4,966, $1,315 and $599, respectively, related to the allowance for doubtful accounts.
The Company contracts with various suppliers. Although there are a limited number of suppliers that could supply the Company’s inventory, management believes any shortfalls from existing suppliers would be absorbed from other suppliers on comparable terms. However, a change in suppliers could cause a delay in sales and adversely effect results.
Purchases from the Company’s three largest vendors during the years ended December 31, 2008, 2007 and 2006 comprised approximately 42%, 47%, and 49% respectively, of the Company’s total purchases of inventory and supplies.
Inventories
Inventories are valued at the lower of cost (determined on a first-in, first-out basis) or market. Inventories primarily consist of reprographics materials for use and resale and equipment for resale. On an ongoing basis, inventories are reviewed and adjusted for estimated obsolescence or unmarketable inventories to reflect the lower of cost or market. Charges to increase inventory reserves are recorded as an increase in cost of sales. Estimated inventory obsolescence has been provided for in the financial statements and has been within the range of management’s expectations. As of December 31, 2008 and 2007, the reserves for inventory obsolescence amounted to $555 and $757, respectively.
Property and Equipment
Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives, as follows:

Buildings	10-20 years
Leasehold improvements	10-20 years or lease term, if shorter
Machinery and equipment	3-7 years
Furniture and fixtures	3-7 years
Assets acquired under capital lease arrangements are included in machinery and equipment and are recorded at the present value of the minimum lease payments and are amortized using the straight-line method over the life of the asset or term of the lease, whichever is shorter. Such amortization expense is included in depreciation expense. Expenses for repairs and maintenance are charged to expense as incurred, while renewals and betterments are capitalized. Gains or losses on the sale or disposal of property and equipment are reflected in operating income.

The Company accounts for computer software costs developed for internal use in accordance with Statement of Position 98-1 (SOP 98-1), “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” which requires companies to capitalize certain qualifying costs incurred during the application development stage of the related software development project. The primary use of this software is for internal use and, accordingly, such capitalized software development costs are amortized on a straight-line basis over the economic lives of the related products not to exceed three years. The Company’s machinery and equipment (see Note 4) includes $2,760 and $3,469 of capitalized software development costs as of December 31, 2008 and 2007, respectively, net of accumulated amortization of $13,111 and $10,983 as of December 31, 2008 and 2007, respectively. Depreciation expense includes the amortization of capitalized software development costs which amounted to $2,128, $1,769 and $2,362 during the years ended December 31, 2008, 2007 and 2006, respectively.
In August 2002, the Company decided to license internally developed software for use by third party reprographics companies. In accordance with SOP 98-1, the Company applies the net revenues from certain of its software licensing activity to reduce the carrying amount of the capitalized software costs. Software licensing revenues which have been offset against the carrying amount of capitalized software costs amounted to $0, $114 and $142 during the years ended December 31, 2008, 2007 and 2006, respectively.
Impairment of Long-Lived Assets
The Company periodically assesses potential impairments of its long-lived assets in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets”. An impairment review is performed whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Factors considered by the Company include, but are not limited to, significant underperformance relative to expected historical or projected future operating results; significant changes in the manner of use of the acquired assets or the strategy for the overall business; and significant negative industry or economic trends. When the carrying value of a long-lived asset may not be recoverable based upon the existence of one or more of the above indicators of impairment, the Company estimates the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future undiscounted cash flows and eventual disposition is less than the carrying amount of the asset, the Company recognizes an impairment loss. An impairment loss is reflected as the amount by which the carrying amount of the asset exceeds the fair value of the asset, based on the fair market value if available, or discounted cash flows, if not.
The operating segments of the Company are being negatively impacted by the drop in commercial and residential construction resulting from the current economic environment. As a result of this, the Company’s earnings outlook has declined and the Company recorded a goodwill impairment of $35.2 million during the fourth quarter of 2008 (see below). Before assessing the Company’s goodwill for impairment, the Company evaluated, as described above, the long-lived assets in its operating segments for impairment at December 31, 2008 given the reduced level of expected sales, profits and cash flows. Based on this assessment, the Company determined that there was no impairment.
Goodwill and Other Intangible Assets
The Company assesses goodwill at least annually for impairment as of September 30 or more frequently if events and circumstances indicate that goodwill might be impaired. Goodwill impairment testing is performed at the operating segment (or “reporting unit”) level. Goodwill is assigned to reporting units at the date the goodwill is initially recorded. Once goodwill has been assigned to reporting units, it no longer retains its association with a particular acquisition, and all of the activities within a reporting unit, whether acquired or internally generated, are available to support the value of the goodwill. During the quarter ended December 31, 2008, based on a combination of factors, including the current economic environment, and a significant decline in market capitalization, the Company concluded that there were sufficient indicators to require the Company to perform an interim goodwill impairment analysis as of December 31, 2008.
Goodwill impairment testing is a two-step process. Step 1 involves comparing the fair value of the Company’s reporting units to their carrying amount. If the fair value of the reporting unit is greater than its carrying amount, there is no impairment. If the reporting unit’s carrying amount is greater than the fair value, the second step must be completed to measure the amount of impairment, if any. Step 2 calculates the implied fair value of goodwill by deducting the fair value of all tangible and intangible assets, excluding goodwill, of the reporting unit from the fair value of the reporting unit as determined in Step 1. The implied fair value of goodwill determined in this step is compared to the carrying value of goodwill. If the implied fair value of goodwill is less than the carrying value of goodwill, an impairment loss is recognized equal to the difference. The result of the Company’s analysis indicated that eight of the Company’s reporting units, six in the United States, one in Canada, and one in the United Kingdom have a goodwill impairment. Accordingly, the Company recorded a pretax, non-cash charge for the year ended December 31, 2008 to reduce the carrying value of goodwill by $35.2 million.
The Company determines the fair market value of the Company’s reporting units using a market approach and an income approach. Under the market-based approach, the Company utilized information regarding the Company to determine earnings multiples that are used to value the Company’s reporting units. Under the income approach, the Company determined fair value based on estimated future cash flows of each reporting unit, discounted by an estimated weighted-average cost of capital, which reflects the overall level of inherent risk of a reporting unit. The Company assigns a higher weight to the discounted cash flow model due to the fact that current market conditions are depressed and this models factors in projected cash flows. Determining the fair value of a reporting unit is judgmental in nature and requires the use of significant estimates and assumptions, including revenue growth rates and operating margins, discount rates and future market conditions, among others.

Given the current economic environment and the uncertainties regarding the impact on the Company’s business, there can be no assurance that the Company’s estimates and assumptions regarding the duration of the ongoing economic downturn, or the period or strength of recovery, made for purposes of the Company’s goodwill impairment testing during the year ended December 31, 2008 will prove to be accurate predictions of the future. If the Company’s assumptions regarding forecasted revenue or gross margins of certain reporting units are not achieved, the Company may be required to record additional goodwill impairment charges in future periods, whether in connection with the Company’s next annual impairment testing in the third quarter of 2009 or prior to that, if any such change constitutes a triggering event outside of the quarter from when the annual goodwill impairment test is performed. It is not possible at this time to determine if any such future impairment charge would result or, if it does, whether such charge would be material.
In connection with its acquisitions, the Company has applied the provisions of SFAS No. 141 “Business Combinations”, using the purchase method of accounting. The assets and liabilities assumed were recorded at their estimated fair values. The excess purchase price over the fair value of net tangible assets and identifiable intangible assets acquired was recorded as goodwill.
The changes in the carrying amount of goodwill for the years ended December 31, 2008 and 2007 are summarized as follows:

	2008	2007

Beginning balance at January 1	$382,519	$291,290
Additions	20,004	90,790
Goodwill impairment	(35,154)	—
Translation adjustment	(856)	439

Ending balance at December 31	$366,513	$382,519

The additions to goodwill include the excess purchase price over fair value of net assets acquired, purchase price adjustments, and certain earnout payments. See Note 3.
Other intangible assets that have finite lives are amortized over their useful lives. Intangible assets with finite useful lives consist primarily of non-compete agreements, trade names, and customer relationships and are amortized over the expected period of benefit which ranges from three to twenty years using the straight-line and accelerated methods. Customer relationships are amortized under an accelerated method which reflects the related customer attrition rates, and trade names and non-compete agreements are amortized using the straight-line method, consistent with the Company’s intent to continue to utilize acquired trade names in the future.
The following table sets forth the Company’s preliminary estimate of other intangible assets resulting from business acquisitions at December 31, 2008 and December 31, 2007, which continue to be amortized:

	December 31, 2008			December 31, 2007
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
	(Dollars in thousands)			(Dollars in thousands)
Amortizable other intangible assets:
Customer relationships	$96,574	$29,233	$67,341	$87,045	$19,098	$67,947
Trade names and trademarks	20,359	2,126	18,233	18,359	848	17,511
Non-Compete Agreements	1,278	885	393	1,278	387	891

	$118,211	$32,244	$85,967	$106,682	$20,333	$86,349

Based on current information, estimated future amortization expense of other intangible assets for this fiscal year, and each of the next five fiscal years, and thereafter are as follows:

2009	$11,361
2010	10,132
2011	9,178
2012	8,275
2013	7,370
Thereafter	39,651

$85,967

Deferred Financing Costs
Direct costs incurred in connection with indebtedness agreements are capitalized as incurred and amortized based on the effective interest method. At December 31, 2008 and 2007, the Company has deferred financing costs of $3,537 and $5,170, respectively, net of accumulated amortization of $1,351 and $84, respectively.
During 2006, the Company wrote off $208 of deferred financing costs due to the early pay down of debt. In December 2007, the Company wrote off $876 of deferred financing costs due to the extinguishment, in full, of its Second Amended and Restated Credit and Guaranty Agreement. The total write off for 2007 was $1,327, including the termination of the interest rate collar. The Company added $5,254 of deferred financing costs related to its new Credit Agreement dated December 6, 2007. In 2008, the Company wrote off $313 of deferred financing costs.
Derivative Financial Instruments
In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, the Company recognizes all derivative financial instruments, such as its interest rate swap contract and interest rate collar agreement, as either assets or liabilities in the consolidated financial statements at fair value.
The Company enters into interest rate swaps and collar agreements to manage its exposure to changes in interest rates. Interest rate swaps also allow the Company to raise funds at floating rates and effectively swap them into fixed rates. These agreements involve the exchange of floating-rate for fixed-rate payments without the exchange of the underlying principal amount.
In March 2006, the Company entered into an interest rate collar agreement which became effective on December 23, 2006, and had a fixed notional amount of $76.7 million until December 23, 2007, then decreased to $67.0 million until termination of the collar on December 23, 2007. The interest rate collar had a cap strike three month LIBO rate of 5.50% and a floor strike three month LIBO rate of 4.70%. Because the collar agreement was designated and qualified as a cash flow hedge under SFAS No. 133, the Company recorded the negative fair value of $97 for this swap agreement in “Accrued expenses” in the Company’s consolidated balance sheet with a corresponding adjustment of $58, net of $39 in taxes to accumulated other comprehensive income (loss) as of and for the year ended December 31, 2006. In conjunction with the Company entering into a new credit facility in December of 2007, the Company terminated the interest rate collar and recognized an expense of $429 which is included in Loss on early extinguishment of debt on the consolidated statement of income.
In December 2007, the Company entered into an interest rate swap transaction (Swap Transaction) in order to hedge the floating interest rate risk on the Company’s variable rate debt. Under the terms of the Swap Transaction, the Company is required to make quarterly fixed rate payments to the counterparty calculated based on an initial notional amount of $271.6 million at a fixed rate of 4.1375%, while the counterparty is obligated to make quarterly floating rate payments to the Company based on the three month LIBO rate. The notional amount of the interest rate swap is scheduled to decline over the term of the term loan facility consistent with the scheduled principal payments. The Swap Transaction has an effective date of March 31, 2008 and a termination date of December 6, 2012.
The Swap Transaction has been designated and qualifies as a cash flow hedge under SFAS No. 133, and the Company has recorded the negative fair value of $16,484 and $1,607 in the Company’s consolidated balance sheet liabilities with a corresponding of $10,271, net of $6,213 taxes and $996, net of $611 taxes to accumulated other cumulative income for the years ended December 31, 2008 and 2007, respectively. The Company does not expect to reclassify any material amounts from comprehensive income to earnings within the next 12 months.

Fair Values of Financial Instruments
The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments for disclosure purposes:
Cash and cash equivalents: The carrying amounts reported in the balance sheets for cash and cash equivalents approximate their fair value due to the relatively short period to maturity of these instruments.
Restricted Cash: The carrying amounts reported in the balance sheets for restricted cash approximate its fair value due to the relatively short period to maturity of these instruments.
Short- and long-term debt: The carrying amounts of the Company’s subordinated notes payable and capital leases reported in the consolidated balance sheets approximate their fair value based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements. The carrying amount reported in the Company’s consolidated balance sheet as of December 31, 2008 for its term loan credit facility is $261.3 million. Using a discounted cash flow technique that incorporates a market yield curve with adjustments for duration, optionality, and risk profile, the Company has determined the fair value of its term loan credit facility to be $255.7 million at December 31, 2008. In determining the market interest yield curve, the Company considered its BB corporate credit rating.
Interest rate hedge agreements: The fair values of the interest rate swap and collar agreements, as previously disclosed, are the amounts at which they could be settled based on market rates at December 31, 2008 and 2007, respectively.
Self-Insurance Liability
The Company is self-insured for a significant portion of its risks and associated liabilities with respect to workers’ compensation. The accrued liabilities associated with this program are based on the Company’s estimate of the ultimate costs to settle known claims as well as claims incurred but not yet reported to the Company (“IBNR Claims”) as of the balance sheet date. The Company’s estimated liability is not discounted and is based on information provided by the Company’s insurance brokers and insurers, combined with the Company’s judgments regarding a number of assumptions and factors, including the frequency and severity of claims, claims development history, case jurisdiction, applicable legislation and the Company’s claims settlement practices.
Revenue Recognition
The Company applies the provisions of the Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition in Financial Statements.” In general, the Company recognizes revenue when (i) persuasive evidence of an arrangement exists, (ii) shipment of products has occurred or services have been rendered, (iii) the sales price charged is fixed or determinable and (iv) collection is reasonably assured.
The Company recognizes revenues from reprographics and facilities management services when services have been rendered while revenues from the resale of reprographics supplies and equipment are recognized upon delivery to the customer or upon customer pickup.
The Company has established contractual pricing for certain large national customer accounts (Premier Accounts). These contracts generally establish uniform pricing at all branches for Premier Accounts. Revenues earned from the Company’s Premier Accounts are recognized in the same manner as non-Premier Account revenues.
Included in revenues are fees charged to customers for shipping, handling and delivery services. Such revenues amounted to $39,375, $41,437, and $36,824 for the years ended December 31, 2008, 2007, and 2006 respectively.
Revenues from software licensing activities are recognized over the term of the license. Revenues from membership fees are recognized over the term of the membership agreement. Revenues from software licensing activities and membership revenues comprise less than 1% of the Company’s consolidated revenues during the years ended December 31, 2008, 2007 and 2006.
Management provides for returns, discounts and allowances based on historic experience and adjusts such allowances as considered necessary. To date, such provisions have been within the range of management’s expectations.

Comprehensive Income
The Company’s comprehensive income includes foreign currency translation adjustments, and changes in the fair value of certain financial derivative instruments, net of taxes, which qualify for hedge accounting. The differences between net income and comprehensive income for the years ended December 31, 2008 and 2007 are as follows:

	Year Ended
	December 31,
	2008	2007
Net income	$36,754	$69,137
Foreign currency translation adjustments	(1,989)	676
Decrease in fair value of financial derivative instruments, net of tax effects	(9,167)	(937)

Comprehensive income	$25,598	$68,876

Asset and liability accounts of international operations are translated into U.S. dollars at current rates. Revenues and expenses are translated at the weighted average currency rate for the fiscal year.
Segment and Geographic Reporting
The provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, require public companies to report financial and descriptive information about their reportable operating segments. The Company identifies operating segments based on the various business activities that earn revenue and incur expense, whose operating results are reviewed by the chief operating decision maker. Based on the fact that operating segments have similar products and services, classes of customers, production processes and performance objectives, the Company is deemed to operate as a single reportable segment.
The Company recognizes revenues in geographic areas based on the location to which the product was shipped or services have been rendered. Operations outside the United States, have been minimal amounting to $24,245, $13,246, and $7,709 for the years ending December 31, 2008, 2007, and 2006, respectively.
Advertising and Shipping and Handling Costs
Advertising costs are expensed as incurred and approximated $3,233, $3,641, and $3,649 during the years ended December 31, 2008, 2007 and 2006, respectively. Shipping and handling costs incurred by the Company are included in cost of sales.
Income Taxes
The Company accounts for income taxes under an asset and liability approach. The objective is to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Deferred tax liabilities or assets reflect temporary differences between the amounts of assets and liabilities for financial and tax reporting purposes. Such amounts are adjusted, as appropriate, to reflect changes in tax rates expected to be in effect when the temporary differences reverse. Additionally, the Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and to the extent the Company believes that recovery is not likely, the Company establishes a valuation allowance. As of December 31, 2008, the Company believes that all its deferred tax assets are recoverable.

The Company calculates current and deferred tax provisions based on estimates and assumptions that could differ from the actual results reflected in income tax returns filed during the following year. Adjustments based on filed income tax returns are recorded when identified in the subsequent year. The Company’s effective income tax rate differs from the statutory tax rate primarily due to state income taxes, the Domestic Production Activities Deduction, nondeductible items and income tax credits recognized with respect to hiring employees and the purchase and lease of tangible assets in certain qualified enterprise zones. The amount of income taxes the Company pays is subject to audits by federal, state and foreign tax authorities. The Company’s estimate of the potential outcome of any uncertain tax issue is subject to management’s assessment of relevant risks, facts and circumstances existing at that time. The Company believes that it has adequately provided for reasonably foreseeable outcomes related to these matters.
Income tax benefits credited to stockholders’ equity are primarily related to employee exercises of non-qualified stock options.
Stock-Based Compensation
Effective January 1, 2006, the Company adopted SFAS 123R using the modified prospective transition method. Under this transition method, stock-based compensation was recognized for: (i) expense related to the remaining unvested portion of all stock option awards granted in 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123; and (ii) expense related to all stock option awards granted on or subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. In accordance with SAB 107, the remaining unvested options issued by the Company prior to its initial public offering are not included in its SFAS 123R option pool. As a result unless subsequently modified, repurchased or canceled, such unvested options will not be included in stock-based compensation. The Company applies the Black-Scholes valuation model in determining the fair value of share-based payments to employees, which is then amortized on a straight-line basis over the requisite service period. Upon the adoption FSP FAS 123(R-3) the Company used the “shortcut method” for determining the historical windfall tax benefit.
Total stock-based compensation for the years ended December 31, 2008, 2007 and 2006, on income before income taxes and net income was $4.3 million, $3.5 million and $2.2 million, respectively and was recorded in selling, general, and administrative expenses. In addition, upon the adoption of SFAS 123R, the net tax benefit resulting from the exercise of stock options, in the Consolidated Statement of Cash Flows, are classified as financing cash inflows.
The weighted average fair value at the grant date for options issued in the fiscal years ended December 31, 2008, 2007 and 2006, was $6.01, $11.85, and $10.56 respectively. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model using the following weighted average assumptions for the year ended December 31, 2008 and 2007:

	Year Ended
	December 31,
	2008	2007
Weighted average assumptions used:
Risk free interest rate	2.79%	4.51%
Expected volatility	32.70%	25.28%
Expected dividend yield	0.00%	0.00%
The expected option term of 6.00 years for options vesting over a 3 year period, 6.25 years for options vesting over a 4 year period, 6.5 years for options vesting over a 5 year period, and 5.5 years for options vesting over a 1 year period under the “simplified” method as provided in Staff Accounting Bulletin (“SAB”) 107, were used for options granted during fiscal year 2008 and 2007. The Company concluded that the use of SAB 107’s “simplified” method is a more reasonable estimate for determining the expected term of options as the Company’s initial public offering was in 2005 and does not have sufficient historical information.
For fiscal year 2008, expected stock price volatility is based on a blended rate which combines our recent historical volatility with that of our peer groups for a period equal to the expected term. This blended method provides better information about future stock-price movements, until the Company has a more reliable historical period to rely upon. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant with an equivalent remaining term. The Company has not paid dividends in the past and does not currently plan to pay dividends in the near future. The Company assumed a forfeiture rate of 3.77% based on the Company’s historical forfeiture rate. The Company reviews its forfeiture rate at least on an annual basis.
For fiscal year 2007, expected stock price volatility is based on a combined weighted average expected stock price volatility of three publicly traded peer companies deemed to be similar entities whose share or option prices are publicly available. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant with an equivalent remaining term. The Company has not paid dividends in the past and does not currently plan to pay dividends in the near future. The Company assumed a forfeiture rate of 3.75% based on the Company’s historical forfeiture rate.

Research and Development Expenses
Research and development activities relate to costs associated with the design and testing of new technology or enhancements to existing technology and are expensed as incurred. In total, research and development amounted to $5,129, $5,468 and $3,684 during the fiscal years ended December 31, 2008, 2007 and 2006, respectively.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Sales Taxes
The Company bills sales taxes, as applicable, to its customers. The Company acts as an agent and bills, collects, and remits the sales tax to the proper government jurisdiction. The sales taxes are accounted for on a net basis, hence are not included as part of the Company’s revenue.
Earnings Per Share
The Company accounts for earnings per share in accordance with SFAS No. 128, “Earnings per Share”. Basic earnings per share are computed by dividing net income by the weighted-average number of common shares outstanding. Diluted earnings per common share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Common share equivalents are excluded from the computation if their effect is anti-dilutive. There were 1,509,757, 1,218,485 and 179,985 common stock options excluded for anti-dilutive effects for the year ended December 31, 2008, 2007 and 2006, respectively. The Company’s common share equivalents consist of stock options issued under the Company’s 2005 Stock Plan.
Basic and diluted earnings per common share were calculated using the following options for the years ended December 31, 2008, 2007 and 2006:

	Year Ended December 31,
	2008	2007	2006
Weighted average common shares outstanding during the period — basic	45,060,482	45,421,498	45,014,786
Effect of dilutive stock options	337,604	407,512	580,164

Weighted average common shares outstanding during the period — diluted	45,398,086	45,829,010	45,594,950

Recent Accounting Pronouncements
On September 15, 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. The Company adopted the required provisions of SFAS 157 that became effective in the first quarter of 2008. The adoption of these provisions did not have a material impact on the Consolidated Financial Statements.
In February 2008, the FASB issued FASB Staff Position No. FAS 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13 - FSP FAS 157-1 amends the application of FASB Statement No. 157 to FASB Statement No.13, Accounting for Leases and its related interpretive accounting pronouncements that address leasing transactions. FSP FAS 157-1 is effective upon initial adoption of SFAS 157. The adoption of SFAS 157 within the scope of FSP 157-1 did not have any impact on the Consolidated Financial Statements.

In February 2008, the FASB issued FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157. FSP 157-2 delays the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for certain items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The initial adoption of FSP 157-2, is not expected to have a material impact on our results of operations or cash flows.
In October 2008, the FASB issued FASB Staff Position No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active - FSP FAS 157-3 clarifies the application of SFAS No. 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP FAS 157-3 is effective upon issuance, including prior periods for which financial statements have not been issued. The adoption of SFAS 157 within the scope of FSP 157-3 did not have any impact on the Consolidated Financial Statements.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115 . SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. The Company has not elected the fair value option for any of its eligible financial assets or liabilities.
In December 2007, the FASB issued SFAS No. 141R (revised 2007), Business Combinations, which replaces SFAS No 141. SFAS 141R establishes the principles and requirements for how an acquirer: (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R makes some significant changes to existing accounting practices for acquisitions. SFAS 141R is to be applied prospectively to business combinations consummated on or after the beginning of the first annual reporting period on or after December 15, 2008. The initial adoption of SFAS No. 141R, is not expected to have a material impact on our results of operations or cash flows, but potential 2009 acquisitions may have a material impact on our results of operations or cash flows. Currently, the Company is not a party to any agreements, or engaged in any negotiations regarding a material acquisition.
In December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51. SFAS 160 establishes accounting and reporting standards that require: (i) noncontrolling interests to be reported as a component of equity; (ii) changes in a parent’s ownership interest while the parent retains its controlling interest to be accounted for as equity transactions, and (iii) any retained noncontrolling equity investment upon the deconsolidation of a subsidiary to be initially measured at fair value. SFAS 160 is to be applied prospectively at the beginning of the first annual reporting period on or after December 15, 2008. Upon adoption minority interest of $6.1 million will be reclassified to equity.
In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133 . This Standard requires enhanced disclosures regarding derivatives and hedging activities, including: (a) the manner in which an entity uses derivative instruments; (b) the manner in which derivative instruments and related hedged items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ; and (c) the effect of derivative instruments and related hedged items on an entity’s financial position, financial performance, and cash flows. SFAS 161 will become effective beginning with the first quarter of 2009. Early adoption is permitted. The adoption of SFAS No. 161 will not have a material impact on the Company’s results of operations or cash flows.
In April 2008, the FASB issued FASB Staff Position No. FAS 142-3, Determination of the Useful Life of Intangible Asset. FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. FSP 142-3 is effective for calendar-year companies beginning January 1, 2009. The requirement for determining useful lives must be applied prospectively to intangible assets acquired after the effective date and the disclosure requirements must be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. The initial adoption of FSP 142-3, is not expected to have a material impact on the Company’s results of operations or cash flows.
In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. This standard reorganizes the GAAP hierarchy in order to improve financial reporting by providing a consistent framework for determining what accounting principles should be used when preparing U.S. GAAP financial statements. SFAS 162 shall be effective 60 days after the SEC’s approval of the Public Company Accounting Oversight Board’s amendments to Interim Auditing Standard, AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The Company is currently evaluating the impact, if any, this new standard may have on its Consolidated Financial Statements.

In June 2008, the FASB issued FSP EITF No. 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. The FSP addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and therefore need to be included in the earnings allocation in calculating earnings per share under the two-class method described in SFAS No. 128, Earnings per Share. The FSP requires companies to treat unvested share-based payment awards that have non-forfeitable rights to dividend or dividend equivalents as a separate class of securities in calculating earnings per share. The FSP is effective for calendar-year companies beginning January 1, 2009. The adoption of FSP EITF No. 03-6-1, is not expected to have a material impact on our results of operations or cash flows.
3. ACQUISITIONS
During 2006, the Company acquired the assets and liabilities of 16 reprographics companies of which 13 were in the United States and 3 were in Canada. The aggregate purchase price of such acquisitions, including related acquisition costs, amounted to approximately $87,680, for which the Company paid $61,794 in cash, accrued $4,300 for additional cash payments, issued common stock valued at $8,500, and issued $13,086 of notes payable to the former owners of the acquired companies.
During 2007, the Company acquired the assets and liabilities of 19 reprographics companies of which 17 were in the United States and 2 were in Canada. The aggregate purchase price of such acquisitions, including related acquisition costs, amounted to approximately $146,301, for which the Company paid $122,543 in cash and issued $23,758 of notes payable to the former owners of the acquired companies.
During 2008, the Company acquired the assets and liabilities of 13 reprographics companies of which 11 were in the United States, 1 in Canada and 1 in United Kingdom. The aggregate purchase price of such acquisitions, including related acquisition costs, amounted to approximately $31,929, for which the Company paid $21,515 in cash and issued $10,414 of notes payable to the former owners of the acquired companies.
The results of operations of the companies acquired during the years ended December 31, 2008, 2007 and 2006 have been included in the consolidated financial statements from their respective dates of acquisition. Such acquisitions were accounted for using the purchase method of accounting, and, accordingly, the assets and liabilities of the acquired entities have been recorded at their estimated fair values at the dates of acquisition. The excess purchase price over the fair value of net tangible assets and identifiable intangible assets acquired has been allocated to goodwill.
On August 1, 2008, the Company commenced operations of UNIS Document Solutions Co., Ltd. (“UDS”), its business venture with Unisplendour Corporation Limited (“Unisplendour”). The purpose of UDS is to pair the digital document management solutions of the Company with the brand recognition and Chinese distribution channel of Unisplendour to deliver digital reprographics services to China’s growing construction industry. Under the terms of the agreement, the Company and Unisplendour have an economic ownership interest of 65 percent and 35 percent, respectively. The Board of Directors of UDS is comprised of five directors, three of whom are appointed by the Company and two of whom are appointed by Unisplendour. The Company contributed $13,567 of cash, while Unisplendor contributed the assets of its Engineering Product Division (“EPD”). These assets included EPD’s customer list, use of the UNIS name, and certain other assets.
The Company accounts for its investment in UDS under the purchase method of accounting, in accordance with SFAS 141 Business Combinations. UDS is consolidated in the Company’s financial statements from the date of commencement. Minority interest, which represents the 35 percent non-controlling interest in UDS, is reflected on our balance sheet, statement of income and statement of cash flows.
For U.S. income tax purposes, $23,619, $114,474, and $60,763 of goodwill and intangibles resulting from acquisitions completed during the years ended December 31, 2008, 2007 and 2006, respectively, are amortized over a 15-year period. None of the Company’s acquisitions were related or contingent upon any other acquisitions.

The assets and liabilities of the entities acquired and joint ventures entered into during each period are as follows:

	December 31,
	2008	2007
Purchase price	$31,929	$146,301

Cash and cash equivalents	431	1,195
Accounts receivable	6,186	13,198
Property and equipment	2,749	11,908
Inventories	2,889	4,112
Other assets	601	910

Total assets	12,856	31,323

Accounts payable and other liabilities	3,757	8,984
Capital Leases	580	3,145
Minority Interest	6,062	—

Net assets acquired	2,457	19,194

Excess purchase price over net tangible assets acquired	$29,472	$127,107

Intangible assets:
Customer relationships	$10,208	$31,361
Trade names	2,016	12,472
Non-compete agreements	—	656
Goodwill	17,248	82,618

	$29,472	$127,107

Customer relationships and trade names acquired are amortized over their estimated useful lives of thirteen (weighted average) and twenty years using accelerated (based on customer attrition rates) and straight-line methods, respectively. The non-compete agreements are amortized over their weighted average term on a straight-line basis.
The following summary presents the Company’s unaudited pro forma results, as if the acquisitions had been completed at the beginning of the year of acquisition and the prior year, hence the 2006 information presented below does not include the impact of the 2008 acquisitions:

	Year ended December 31,
	2008	2007	2006
	(Dollars in thousands, except per share data)

Net sales	$725,202	$804,979	$756,693
Net income	$37,482	$71,993	$57,340

Earnings per share — basic	$0.83	$1.59	$1.27
Earnings per share — diluted	$0.83	$1.57	$1.26
The above pro forma information is presented for comparative purposes only. The pro-forma results include the amortization associated with the estimated value of acquired intangible assets and estimated interest expense associated with debt used to fund the acquisition. However, pro forma results are not necessarily indicative of what actually would have occurred had the acquisitions been completed as of the beginning of each period presented, nor are they necessarily indicative of future consolidated results.
Certain acquisition agreements entered into by the Company contain earnout agreements which provide for additional consideration (Earnout Payments) to be paid if the acquired entity’s results of operations, or sales, exceed certain targeted levels measured on an annual basis generally three years after the acquisition. Earnout Payments are recorded as additional goodwill when earned and are to be paid annually in cash. Accrued expenses in the accompanying consolidated balance sheets include $100 and $570 of Earnout Payments payable as of December 31, 2008 and 2007, respectively, to former owners of acquired companies based on the earnings or revenues of acquired entities. The increase to goodwill as of December 31, 2008 and 2007 as a result of the Earnout Payments was $1,692 and $7,776, respectively.

The earnout provisions generally contain limits on the amount of Earnout Payments that may be payable over the term of the agreement. The Company’s estimate of the aggregate amount of additional consideration that may be payable over the terms of the earnout agreements subsequent to December 31, 2008 is approximately $8,500.
The Company made certain adjustments to goodwill as a result of changes to the purchase price of acquired entities. The net increase to goodwill as of December 31, 2008 and 2007 as a result of purchase price adjustments was $1,064 and $396, respectively.
4. PROPERTY AND EQUIPMENT
Property and equipment consist of the following:

	December 31,
	2008	2007
Machinery and equipment	$225,020	$191,675
Buildings and leasehold improvements	23,504	22,902
Furniture and fixtures	5,839	6,023

	254,363	220,600
Less accumulated depreciation	(164,651)	(135,966)

	$89,712	$84,634

Depreciation expense was $38,117, $30,362, and $22,694 for the years ended December 31, 2008, 2007, and 2006, respectively.
5. LONG-TERM DEBT
Long-term debt consists of the following:

	December 31,	December 31,
	2008	2007
	(Dollars in thousands)
Borrowings from senior secured First Priority — Revolving Credit Facility; variable interest payable quarterly (weighted average 7.2% interest rate December 31, 2007); any unpaid principal and interest due December 6, 2012	$—	$22,000

Borrowings from senior secured First Priority — Term Loan Credit Facility; interest payable quarterly (5.4% and 6.9% interest rate at December 31, 2008 and December 31, 2007, respectively); principal payable in varying quarterly installments; any unpaid principal and interest due December 6, 2012	261,250	275,000

Various subordinated notes payable; weighted average 6.2% and 6.3% interest rate at December 31, 2008 and December 31, 2007, respectively; principal and interest payable monthly through June 2012	35,376	38,082

Various capital leases; weighted average 9.1% and 8.8% interest rate at December 31, 2008 and December 31, 2007, respectively; principal and interest payable monthly through April 2014	64,414	55,185

	361,040	390,267
Less current portion	(59,193)	(69,254)

	$301,847	$321,013

On December 6, 2007, the Company entered into a Credit and Guaranty Agreement (Credit Agreement). The Credit Agreement provides for senior secured credit facilities aggregating up to $350 million, consisting of a $275 million term loan facility and a $75 million revolving credit facility. The Company used proceeds under the Credit Agreement in the amount of $289.4 million to extinguish in full all principal and interest payable under the Company’s former credit facility.
Loans to the Company under the Credit Agreement will bear interest, at the Company’s option, at either the base rate, which is equal to the higher of the bank prime lending rate or the federal funds rate plus 0.5% or LIBOR, plus, in each case, the applicable rate. The applicable rate will be determined based upon the leverage ratio for the Company (as defined in the Credit Agreement), with a minimum and maximum applicable rate of 0.25% and 0.75%, respectively, for base rate loans and a minimum and maximum applicable rate of 1.25% and 1.75%, respectively, for LIBOR loans. During the continuation of certain events of default all amounts due under the Credit Agreement will bear interest at 2.0% above the rate otherwise applicable.

The Credit Agreement contains covenants which, among other things, require the Company to maintain a minimum interest coverage ratio of 2.25:1.00, minimum fixed charge coverage ratio of 1.10:1.00, and maximum leverage ratio of 3.00:1.00. The minimum interest coverage ratio increases to 2.50:1.00 in 2009, 2.75:1:00 in 2010, 3.00:1.00 in 2011 and 2012. The Credit Agreement also contains customary events of default, including failure to make payments when due under the Credit Agreement; payment default under and cross-default to other material indebtedness; breach of covenants; breach of representations and warranties; bankruptcy; material judgments; dissolution; ERISA events; change of control; invalidity of guarantees or security documents or repudiation by the Company of its obligations thereunder. The Credit Agreement is secured by substantially all of the assets of the Company. The Company was in compliance with all of their debt covenants as of December 31, 2008. Refer to the discussion below regarding the projected compliance with 2009 debt covenants.
Despite the recent downturn in the economy, the Company’s cash position remains strong. The Company had $46.5 million of cash and cash equivalents of December 31, 2008, and they believe their 2009 operating cash flows will be sufficient to cover all of the debt service requirements, working capital needs and budgeted capital expenditures. However, further reductions from the Company’s fourth quarter 2008 EBITDA levels may potentially trigger default provisions under the senior secured credit facilities. As the impact and ramifications of the current economic downturn become known, the Company will continue to adjust their operations accordingly.
Based upon 2009 projected revenue, the Company is implementing operational plans in-line with achieving EBITDA and its related operating expenses that they currently believe will allow them to be in compliance with all of the debt covenants. The Company believes that further cost reductions can be implemented should projected revenue levels not be achieved. However, if actual sales for 2009 are lower than the Company’s current projections and/or they do not successfully implement cost reduction plans, they could be at risk of going into default under their credit and guaranty agreement in 2009. The Company’s ability to meet their 2009 debt covenant requirements under their credit and guaranty agreement is highly sensitive, and dependent upon, them achieving their 2009 projected EBITDA and its related operating expenses.
If the Company defaults on their debt covenants and are unable to obtain waivers from the lenders, the lenders will be able to exercise their rights and remedies as defined under the credit and guaranty agreement, including a call provision on the debt. Because the Company’s debt agreement contains cross-default provisions, triggering a default provision under the credit agreement may require them to repay all debt outstanding under the credit facilities including any amounts outstanding under the revolving credit facility, which currently has no debt outstanding, and may also temporarily or permanently restrict the Company’s ability to draw additional funds under the revolving credit facility.
In addition, under the revolving facility, the Company is required to pay a fee, on a quarterly basis, for the total unused commitment amount. This fee ranges from 0.30% to 0.50% based on the Company’s leverage ratio at the time. The Company may also draw upon this credit facility through letters of credit, which carries a fee of 0.25% of the outstanding letters of credit.
The Credit Agreement allows the Company to borrow Incremental Term Loans to the extent the Company’s senior secured leverage ratio (as defined in the Credit Agreement) remains below 2.50.
As of December 31, 2008 and 2007, standby letters of credit aggregated to $4.0 million and $4.8 million, respectively. The standby letters of credit and borrowings under the revolving credit facility reduced the Company’s borrowing availability under the revolving credit facility to $71.0 million and $48.2 million as of December 31, 2008 and 2007, respectively.
Minimum future maturities of long-term debt and capital lease obligations as of December 31, 2008 are as follows:

	Long-Term Debt	Capital Lease Obligations

Year ending December 31:
2009	$34,504	$24,689
2010	68,050	19,609
2011	76,501	11,580
2012	117,571	5,973
2013	—	2,374
Thereafter	—	189

	$296,626	$64,414

6. FAIR VALUE MEASUREMENTS
In September 2006, the FASB issued SFAS 157 Fair Value Measurements, which is effective for fiscal years beginning after November 15, 2007. Relative to SFAS 157, the FASB issued FASB Staff Positions (FSP) 157-1, 157-2 and 157-3. FSP 157-1 amends SFAS 157 to exclude SFAS No. 13, Accounting for Leases, and its related interpretive accounting pronouncements that address leasing transactions, while FSP 157-2 delays the effective date of the application of SFAS 157 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis, and FSP 157-3 clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. The Company adopted SFAS 157 as of January 1, 2008, with the exception of the application of the statement to non-recurring nonfinancial assets and nonfinancial liabilities. Non-recurring nonfinancial assets and nonfinancial liabilities for which the Company has not applied the provisions of SFAS 157 include those measured at fair value in goodwill impairment testing, and those initially measured at fair value in a business combination.
SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, and establishes a framework for measuring fair value. SFAS 157 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:
Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement.
SFAS 157 also expands disclosures about instruments measured at fair value.
The following table sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2008. As required by SFAS 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

At Fair Value as of December 31, 2008
	Quoted Prices in		Significant
	Active Markets for	Significant Other	Unobservable
	Identical Liabilities	Observable Inputs	Inputs
Recurring Fair Value Measures	(Level 1)	(Level 2)	(Level 3)	Total
(Dollars in thousands)
Interest rate swap	$—	$16,484	$—	$16,484
The interest rate swap contract is valued at fair value based on dealer quotes using a discounted cash flow model. This model reflects the contractual terms of the derivative instrument, including the period to maturity and debt repayment schedule, and market-based parameters such as interest rates and yield curves. This model does not require significant judgment, and the inputs are observable. Thus, the derivative instrument is classified within level 2 of the valuation hierarchy.
As of December 31, 2008, $5,953 of the $16,484 fair value of the interest rate swap was recorded as a current liability in accrued expenses, and $10,531 was recorded in other long-term liabilities. The Company does not intend to terminate the interest rate swap agreement prior to its expiration date of December 6, 2012.

7. INCOME TAXES
The following table includes the consolidated income tax provision or (benefit) for federal, state, and local income taxes related to our total earnings for 2008, 2007 and 2006:

	Year Ended December 31,
	2008	2007	2006
Current:
Federal	$25,644	$30,362	$29,318
State	5,052	6,156	6,598
Foreign	676	367	—

	31,372	36,885	35,916
Deferred:
Federal	(6,510)	3,910	(3,059)
State	(2,783)	1,376	(875)
Foreign	(879)	32	—

	(10,172)	5,318	(3,934)

Income tax provision	21,200	42,203	31,982

The consolidated deferred tax assets and liabilities consist of the following:

	December 31,
	2008	2007
Current portion of deferred tax assets (liabilities):
Financial statement accruals not currently deductible	$4,306	$4,472
State taxes	1,265	1,319
Tax credit carryforward	260	—

Net current deferred tax assets	5,831	5,791

Non-current portion of deferred tax assets and (liabilities):
Excess of income tax basis over net book value of intangible assets	21,403	24,227
Excess of income tax basis over net book value of property, plant and equipment	9,855	7,141
Stock-based compensation	2,781	1,697
Tax credit carryforward	823	—
Foreign tax net operating loss carryforward	133	—
Accumulated other comprehensive income	6,227	—
Excess of net book value over income tax basis of intangible assets	(15,818)	(22,355)

Net non-current deferred tax assets	25,404	10,710

Net deferred tax assets	$31,235	$16,501

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

	Year Ended December 31,
	2008	2007	2006
Statutory federal income tax rate	35%	35%	35%
State taxes	5	5	4
Non-deductible expenses and other	3	1	—
Domestic Production Activities Deduction tax benefit	(3)	(2)	—
Discrete item	(3)	(1)	(1)

Effective income tax rate	37%	38%	38%

Non-deductible other items include meals and entertainment, certain acquisition costs and other items that, individually, are not significant. The discrete item in 2006 is due to the release of a tax reserve for a prior year as the statute of limitations had closed. The discrete item in 2007 is due to the 2006 Domestic Production Activities Deduction. The discrete item in 2008 is primarily due to federal and state income tax credits recognized with respect to hiring employees and the purchase and lease of tangible assets in certain qualified enterprise zones in prior years 2007, 2006 and 2005. During the second half of 2008, the Company researched and determined that it qualified for these credits.

The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2004. The Internal Revenue Service (IRS) commenced an examination of the Company’s U.S. income tax return for 2005 in the fourth quarter of 2007 and completed by the end of 2008. The IRS did not propose any adjustments to the Company.
The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, on January 1, 2007. As a result of the implementation of Interpretation No. 48, the Company did not recognize any additional liability for unrecognized tax benefits. A reconciliation of the beginning and ending amount of unrecognized tax is as follows:

	2008	2007
Beginning balance at January 1	$1,100	$897
Additions based on tax positions related to the current year	379	379
Reductions for tax positions due to effective settlement with taxing authorities	(346)	—
Reduction for tax positions due to expiration of statute of limitations	—	(176)

Ending balance at December 31	$1,133	$1,100

All of the unrecognized tax benefits, reflected above, would affect the Company’s effective tax rate, if recognized. The Company does not anticipate a material change to additions and reductions in 2009.
The Company recognizes penalties and interest related to unrecognized tax benefits in tax expense. Interest expense of $93 is included in the FIN 48 liability on the Company’s balance sheet at December 31, 2008.
8. COMMITMENTS AND CONTINGENCIES
The Company leases machinery, equipment, and office and operational facilities under noncancelable operating lease agreements. Certain lease agreements for the Company’s facilities generally contain renewal options and provide for annual increases in rent based on the local Consumer Price Index. The following is a schedule of the Company’s future minimum lease payments as of December 31, 2008:

	Third Party	Related Party	Total
Year ending December 31:
2009	$29,764	$1,509	$31,273
2010	22,510	1,378	23,888
2011	16,063	1,113	17,176
2012	9,993	951	10,944
2013	6,160	721	6,881
Thereafter	14,285	—	14,285

	$98,775	$5,672	$104,447

Total rent expense under operating leases, including month-to-month rentals, amounted to $37,452, $36,185, and $36,712 during the years ended December 31, 2008, 2007 and 2006, respectively. Under certain lease agreements, the Company is responsible for other costs such as property taxes, insurance, maintenance, and utilities.
The Company has entered into indemnification agreements with each director and named executive officer which provide indemnification under certain circumstances for acts and omissions which may not be covered by any directors’ and officers’ liability insurance. The indemnification agreements may require the Company, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers and directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain officers’ and directors’ insurance if available on reasonable terms. There have been no events to date which would require the Company to indemnify its officers or directors.
On November 8, 2007, the United States Bankruptcy Court, Southern District of New York, granted a motion approving settlement of the previously-disclosed Louis Frey litigation. The judgment entered in that litigation in 2006 awarded damages to plaintiff in the principal amount of $11.1 million, $0.2 million in preference claims, and interest totaling $3.3 million through September 30, 2007. Pursuant to the settlement, the Company paid $10.5 million to satisfy the judgment entered against the Company.

In accordance with generally accepted accounting principles (GAAP), the Company accounted for the judgment in 2006 by recording a one-time, non-recurring litigation charge of $14 million, which included $11.1 in awarded damages, $0.2 million preference claim, and interest expense of $2.7 million through December 31, 2006. These charges were offset by a corresponding tax benefit of $5.6 million, resulting in a negative impact of $8.4 million to net income in 2006.
The Company paid the $0.2 million preference in 2006 and accrued an additional $0.6 million for interest on the judgment for the nine months ended September 30, 2007. As a result of the $10.5 million settlement, the Company recognized a pre-tax benefit of $3.3 million ($2.9 million litigation settlement gain, and $0.4 million in interest reversal) in 2007.
As a result of a mediation conducted in June 2007, the Company settled lawsuits for reimbursement of incurred legal expenses and claims asserted by the Company alleging unfair competition, trade secret misappropriation, and breach of contract in consideration for a cash payment to the Company in the sum of $3.3 million. The Company accounted for the settlement payment by recording the benefit of $3.3 million as an offset to selling, general, and administrative expense during the second quarter of 2007. The Company received this sum on August 7, 2007.
The Company is involved in various additional legal proceedings and other legal matters from time to time in the normal course of business. The Company does not believe that the outcome of any of these matters will have a material adverse effect on our consolidated financial position, results of operations or cash flows.
9. RELATED PARTY TRANSACTIONS
The Company leases several of its facilities under lease agreements with entities owned by certain of its current and former executive officers which expire through December 2013. Rental expense on these facilities amounted to $1,586, $1,586, and $1,572 during the years ended December 31, 2008, 2007 and 2006, respectively.
10. RETIREMENT PLANS
The Company sponsors a 401(k) Plan, which covers substantially all employees of the Company who have attained age 21. Under the Company’s 401(k) Plan, eligible employees may contribute up to 75% of their annual eligible compensation (or in the case of highly compensated employees, up to 6% of their annual eligible compensation), subject to contribution limitations imposed by the Internal Revenue Service. The Company makes an employer matching contribution equal to 20% of an employee’s contributions, up to a total of 4% of that employee’s compensation. An independent third party administers the 401(k) Plan. The Company’s total expense under these plans amounted to $797, $808, and $770 during the years ended December 31, 2008, 2007, and 2006, respectively.
11. EMPLOYEE STOCK PURCHASE PLAN AND STOCK OPTION PLAN
Employee Stock Purchase Plan
The Company adopted the American Reprographics Company 2005 Employee Stock Purchase Plan (the ESPP) in connection with the consummation of its IPO in February 2005. Under the ESPP, as amended, purchase rights may be granted to eligible employees subject to a calendar year maximum per eligible employee of the lesser of (i) 400 shares of common stock, or (ii) a number of shares of common stock having an aggregate fair market value of $25 as determined on the date of purchase. The purchase price of common stock offered under the amended ESPP is equal to 95% of the fair market value of such shares of common stock on the purchase date.
In 2006, the Company issued 9,032 shares of its common stock to 109 eligible employees in accordance with the ESPP at a weighted average purchase price of $32.11 per share, resulting in $0.3 million of cash proceeds to the Company. In 2007, the Company issued 4,600 shares of its common stock to 32 eligible employees in accordance with the ESPP at a weighted average price of $21.65, resulting in $0.1 million of cash proceeds to the Company. In 2008, the Company issued 3,087 shares of its common stock to 19 eligible employees in accordance with the ESPP at a weighted average price of $11.48, resulting in $35 of cash proceeds to the Company.

The Stock Plan
The Company adopted the American Reprographics Company 2005 Stock Plan, or Stock Plan, in connection with the Company’s IPO in February 2005. The Stock Plan provides for the grant of incentive and non-statutory stock options, stock appreciation rights, restricted stock purchase awards, restricted stock awards, and restricted stock units to employees, directors and consultants of the Company. The Stock Plan authorizes the Company to issue up to 5,000,000 shares of common stock. This amount will automatically increase annually on the first day of the Company’s fiscal year, from 2006 through and including 2010, by the lesser of (i) 1.0% of the Company’s outstanding shares on the date of the increase; (ii) 300,000 shares; or (iii) such smaller number of shares determined by the Company’s board of directors. At December 31, 2008, 2,557,093 shares remain available for grant under the Stock Plan.
Options granted under the Stock Plan generally expire no later than ten years from the date of grant (five years in the case of an incentive stock option granted to a 10% stockholder). Options generally vest and become fully exercisable over a period of three to five years, except options granted to non-employee directors may vest over a shorter time period. The exercise price of options must be equal to at least 100% (110% in the case of an incentive stock option granted to a 10% stockholder) of the fair market value of the Company’s common stock as of the date of grant. The Company allows for cashless exercises and grants new authorized shares upon the exercise of a vested stock option.
In addition, the Stock Plan provided for automatic grants, as of each annual meeting of the Company’s stockholders commencing with the first such meeting, of non-statutory stock options to directors of the Company who were not employees of, or consultants to, the Company or any affiliate of the Company (non-employee directors). In May 2007, the Stock Plan was amended to provide for automatic grants of restricted stock awards, as of each annual meeting of the Company’s stockholders commencing with the annual meeting in 2007, to non-employee directors of the Company. Under the amended Stock Plan each non-employee director is automatically granted a restricted stock award for that number of shares of the Company’s common stock having a then fair market value equal to $60.
Prior to the amendment in May 2007 of the Stock Plan, each non-employee director automatically received a non-statutory option with a fair market value, as determined under the Black-Scholes option pricing formula as of the grant date, equal to $50. Each non-statutory stock option under the Stock Plan covered the non-employee director’s service since either the previous annual meeting or the date on which he or she was first elected or appointed. Options granted in 2006 to non-employee directors vested in 1/16th increments for each month of continuous service to the Company from the date of grant. The total stock options granted to non-employee directors in 2006 amounted to 19,985 and had an exercise price of $35.42 per share. The exercise prices equaled the fair market values of the stock, on the date of grants.
During 2006, the Company granted 682,485 options to purchase shares of common stock. As of December 31, 2006, the 1,683,600 options outstanding had a weighted average remaining contractual life of 84 months.
In March 2007, the Company made its regular annual stock option grants which consisted of 600,500 stock options to key employees with an exercise price equal to the fair market value on the date of grant. In the second quarter of 2007 the Company issued 7,500 stock options to an additional key employee with an exercise price equal to the fair market value. The stock options vest ratably over a period of three or five years and expire 10 years after the date of grant.
In April 2008, the Company made its regular annual stock option grants which consisted of 350,000 stock options to key employees with an exercise price equal to the fair market value of the Company’s stock on the date of grant. The stock options vest ratably over a period of five years and expire 10 years after the date of grant.

The following is a further breakdown of the stock option activity under the Stock Plan:

	Year Ended December 31, 2008
			Weighted
		Weighted	Average	Aggregate
		Average	Contractual	Intrinsic
		Exercise	Life	Value
	Shares	Price	(In years)	(In thousands)
Outstanding at December 31, 2006	1,683,600	$14.69
Granted	608,000	$32.22
Exercised	(169,550)	$6.54
Forfeited	(64,254)	$23.56

Outstanding at December 31, 2007	2,057,796	$20.26
Granted	350,000	$15.56
Exercised	(31,700)	$5.57
Forfeited	(94,950)	$26.23

Outstanding at December 31, 2008	2,281,146	$19.49	6.5	$1,204

Exercisable at December 31, 2008	1,152,460	$13.97	4.9	$1,168

The aggregate intrinsic value in the table above represents the total pretax intrinsic value (the difference between the closing stock price on December 31, 2008 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all the option holders exercised their options on December 31, 2008. This amount changes based on the fair market value of the common stock. Total intrinsic value of options exercised during the years ended December 31, 2008 and 2007 was $0.4 million and $4.2 million, respectively.
A summary of the Company’s non-vested stock options as of December 31, 2008, and changes during the fiscal year then ended is as follows:

		Weighted
		Average Grant Date
Non-vested Options	Shares	Fair Market Value
Non-vested at December 31, 2007	1,145,399	$11.17
Granted	350,000	$6.01
Vested	(288,903)	$11.09
Forfeited	(77,810)	$9.90

Non-vested at December 31, 2008	1,128,686	$9.68

As of December 31, 2008, total unrecognized stock-based compensation expense related to nonvested stock options was approximately $11.1 million, which is expected to be recognized over a weighted average period of approximately 3.0 years.
The following table summarizes certain information concerning outstanding options at December 31, 2008:

Range of Exercise Price	Options Outstanding at December 31, 2008
$ 4.75 – $ 6.85	774,349
$15.56 – $25.95	780,562
$30.79 – $35.42	726,235

$ 4.75 – $35.42	2,281,146

Restricted Stock
In December 2004, the Company agreed to issue shares of restricted common stock at the prevailing market price in the amount of $1,000 to the Company’s Chief Technology Officer (CTO) upon the CTO’s development of certain software applications. In November 2006, such software had been completed pursuant to the Company’s specifications and the CTO was granted 28,253 shares (determined by the average NYSE closing price for the 10 days immediately preceding the fifth day prior to grant). Such shares vest on the fifth anniversary of grant, provided the CTO remains employed with the Company and satisfactorily maintains and enhances the software.
In March 2007, the Company issued shares of restricted common stock at the prevailing market price in the amount of $500, or 15,504 shares, to each of the Company’s then Chief Executive Officer and President/Chief Operating Officer, and $60, or 1,966 shares, to each of the five non-employee directors. The shares of restricted stock issued to the Company’s then Chief Executive Officer and President/Chief Operating Officer will vest on the fifth anniversary of the grant date; the shares of restricted stock granted to the non-employee directors will vest 1 / 12 th per month over twelve months.
In April 2008, the Company issued shares of restricted common stock at the prevailing market price in the amount of $917 or 60,000 shares, to the Company’s CFO, and $60, or 3,650 shares, to each of the five non-management board members in May of 2008. The shares of restricted stock issued to the Company’s CFO will vest on the fourth anniversary of the grant date; the shares of restricted stock granted to the non-management board members will vest one year from their grant date.
12. QUARTERLY FINANCIAL DATA (Unaudited)
Quarterly financial data for the years ended December 31, 2007 and 2008 are as follows:

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	2007	2007	2007	2007
Net sales	$160,214	$177,783	$176,212	$174,146
Gross profit	$67,779	$74,816	$72,664	$71,778
Net income	$16,844	$19,612	$15,945	$16,737
Net income per share:
Basic	$0.37	$0.43	$0.35	$0.37
Diluted	$0.37	$0.43	$0.35	$0.37

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	2008	2008	2008	2008
Net sales	$187,443	$184,941	$174,585	$154,018
Gross profit	$79,603	$79,088	$70,015	$56,566
Net income	$18,498	$18,876	$15,067	$(15,687)
Net income per share:
Basic	$0.41	$0.42	$0.33	$(0.35)
Diluted	$0.41	$0.42	$0.33	$(0.35)

AMERICAN REPROGRAPHICS COMPANY AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS

	Balance at	Charges to	Charged to		Balance at
	Beginning	Cost and	Other	Deductions	End of
	of Period	Expenses	Accounts (1)	(2)	Period
Year ended December 31, 2006
Allowance for accounts receivable	$3,172	$599	$1,442	$(869)	$4,344
Allowance for inventory obsolescence	430	68	115	(86)	527

	$3,602	$667	$1,557	$(955)	$4,871

Year ended December 31, 2007
Allowance for accounts receivable	$4,344	$1,315	$708	$(1,275)	$5,092
Allowance for inventory obsolescence	527	104	282	(156)	757

	$4,871	$1,419	$990	$(1,431)	$5,849

Year ended December 31, 2008
Allowance for accounts receivable	$5,092	$4,966	$362	$(4,996)	$5,424
Allowance for inventory obsolescence	757	47	99	(348)	555

	$5,849	$5,013	$461	$(5,344)	$5,979

(1)	Acquisition of businesses and sales returns and discounts.

(2)	Deductions represent uncollectible accounts written-off net of recoveries and inventory adjustments.

SCHEDULE C
FINANCIAL STATEMENTS OF ARC FOR THE QUARTER ENDED SEPTEMBER 30, 2008
Interim Consolidated Financial Statements for the Quarter Ended September 30, 2008
AMERICAN REPROGRAPHICS COMPANY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)
(Unaudited)

	September 30,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$34,629	$24,802
Restricted cash	1,959	937
Accounts receivable, net of allowances of $5,566 and $5,092 at September 30, 2008 and December 31, 2007, respectively	97,179	97,934
Inventories, net	12,388	11,233
Deferred income taxes	5,793	5,791
Prepaid expenses and other current assets	16,156	10,234

Total current assets	168,104	150,931

Property and equipment, net	89,268	84,634
Goodwill	397,188	382,519
Other intangible assets, net	87,176	86,349
Deferred financing costs, net	3,868	5,170
Deferred income taxes	3,488	10,710
Other assets	2,156	2,298

Total assets	$751,248	$722,611

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$31,307	$35,659
Accrued payroll and payroll-related expenses	17,331	19,293
Accrued expenses	22,012	22,030
Current portion of long-term debt and capital leases	56,715	69,254

Total current liabilities	127,365	146,236

Long-term debt and capital leases	307,263	321,013
Other long-term liabilities	4,189	3,711
Minority interest (Note 4)	6,057	—

Total liabilities	444,874	470,960

Commitments and contingencies (Note 9)

Stockholders’ equity:
Preferred stock, $0.001 par value, 25,000,000 shares authorized; zero and zero shares issued and outstanding	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 45,673,535 and 45,561,773 shares issued and outstanding	46	46
Additional paid-in capital	84,231	81,153
Deferred stock-based compensation	(302)	(673)
Retained earnings	231,533	179,092
Accumulated other comprehensive income	(1,425)	(258)

	314,083	259,360
Less cost of common stock in treasury, 447,654 shares in 2008 and 2007	7,709	7,709

Total stockholders’ equity	306,374	251,651

Total liabilities and stockholders’ equity	$751,248	$722,611

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN REPROGRAPHICS COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Reprographics services	$127,455	$131,655	$409,162	$384,690
Facilities management	30,977	29,241	91,737	84,581
Equipment and supplies sales	16,153	15,316	46,070	44,937

Total net sales	174,585	176,212	546,969	514,208
Cost of sales	104,570	103,548	318,263	298,948

Gross profit	70,015	72,664	228,706	215,260

Selling, general and administrative expenses	38,800	37,175	117,820	105,908
Amortization of intangible assets	2,987	2,423	8,988	6,619

Income from operations	28,228	33,066	101,898	102,733

Other income	(55)	—	(300)	—
Interest expense, net	6,180	6,872	19,885	18,675

Income before minority interest and income tax provision	22,103	26,194	82,313	84,058
Minority interest	(5)	—	(5)	—
Income tax provision	7,041	10,249	29,877	31,656

Net income	$15,067	$15,945	$52,441	$52,402

Earnings per share:
Basic	$0.33	$0.35	$1.16	$1.15

Diluted	$0.33	$0.35	$1.15	$1.14

Weighted average common shares outstanding:
Basic	45,066,654	45,486,012	45,054,425	45,429,238
Diluted	45,413,747	45,865,453	45,413,948	45,848,177
The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN REPROGRAPHICS COMPANY
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
(Dollars in thousands, except per share)
(Unaudited)

						Accumulated
			Additional			Other		Total
	Common Stock		Paid-In	Deferred	Retained	Comprehensive	Common Stock in	Stockholders’
	Shares	Par Value	Capital	Compensation	Earnings	Income	Treasury	Equity

Balance at December 31, 2007	45,561,773	$46	$81,153	$(673)	$179,092	$(258)	$(7,709)	$251,651

Stock-based compensation	78,250	—	2,772	371	—	—	—	3,143
Issuance of common stock under Employee Stock Purchase Plan	1,812	—	27	—	—	—	—	27
Stock Options exercised	31,700	—	177	—	—	—	—	177
Tax benefit from exercise of stock options	—	—	102	—	—	—	—	102
Comprehensive Income:
Net income	—	—	—	—	52,441	—	—	52,441
Foreign currency translation adjustments	—	—	—	—	—	(387)	—	(387)
Fair value adjustment of derivative, net of tax effects	—	—	—	—	—	(780)	—	(780)

Comprehensive income								51,274

Balance at September 30, 2008	45,673,535	$46	$84,231	$(302)	$231,533	$(1,425)	$(7,709)	$306,374

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN REPROGRAPHICS COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2008	2007
Cash flows from operating activities
Net income	$52,441	$52,402
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for doubtful accounts	3,164	738
Depreciation	28,193	22,268
Amortization of intangible assets	8,988	6,619
Amortization of deferred financing costs	936	357
Minority interest	(5)	—
Stock-based compensation	3,143	2,578
Excess tax benefit related to stock options exercised	(102)	(1,541)
Deferred income taxes	6,498	2,278
Write-off of deferred financing costs	313	—
Litigation charge	—	612
Other non-cash items, net	(401)	(374)
Changes in operating assets and liabilities, net of effect of business acquisitions:		—
Accounts receivable	1,900	(10,837)
Inventory	1,251	(488)
Prepaid expenses and other assets	(4,795)	654
Accounts payable and accrued expenses	(6,261)	(4,146)

Net cash provided by operating activities	95,263	71,120

Cash flows from investing activities
Capital expenditures	(6,359)	(7,112)
Payments for businesses acquired, net of cash acquired and including other cash payments associated with the acquisitions	(18,216)	(97,831)
Restricted cash	(1,022)	—
Other	946	345

Net cash used in investing activities	(24,651)	(104,598)

Cash flows from financing activities
Proceeds from stock option exercises	177	1,098
Proceeds from issuance of common stock under Employee Stock Purchase Plan	27	82
Excess tax benefit related to stock options exercised	102	1,541
Proceeds from borrowings under debt agreements	—	50,000
Payments on long-term debt agreements and capital leases	(38,507)	(20,154)
Net (repayments) borrowings under revolving credit facility	(22,000)	9,629
Payment of loan fees	(726)	(433)

Net cash (used in) provided by financing activities	(60,927)	41,763

Effect of foreign currency translation on cash balances	142	230

Net change in cash and cash equivalents	9,827	8,515
Cash and cash equivalents at beginning of period	24,802	11,642

Cash and cash equivalents at end of period	$34,629	$20,157

Supplemental disclosure of cash flow information
Noncash investing and financing activities
Capital lease obligations incurred	$26,611	$28,738
Issuance of subordinated notes in connection with the acquisition of businesses	$7,653	$7,342
Change in fair value of derivative, net of tax effect	$(780)	$(95)
Contribution from minority owner	$6,062	$—
The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN REPROGRAPHICS COMPANY
Notes to Consolidated Financial Statements
(Unaudited)
1. Description of Business and Basis of Presentation
American Reprographics Company (ARC or the Company) is the leading reprographics company in the United States providing business-to-business document management services to the architectural, engineering and construction industry, or AEC industry. ARC also provides these services to companies in non-AEC industries, such as aerospace, technology, financial services, retail, entertainment, and food and hospitality that require sophisticated document management services. The Company conducts its operations through its wholly-owned operating subsidiary, American Reprographics Company, L.L.C., a California limited liability company (Opco), and its subsidiaries.
Basis of Presentation
The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information and in conformity with the requirements of the Securities and Exchange Commission. As permitted under those rules, certain footnotes or other financial information required by GAAP for complete financial statements have been condensed or omitted. In management’s opinion, the interim consolidated financial statements presented herein reflect all adjustments of a normal and recurring nature that are necessary to fairly present the interim consolidated financial statements. All material intercompany accounts and transactions have been eliminated in consolidation. The operating results for the three and nine months ended September 30, 2008, are not necessarily indicative of the results that may be expected for the year ending December 31, 2008.
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company evaluates its estimates and assumptions on an ongoing basis and relies on historical experience and various other factors that it believes to be reasonable under the circumstances to determine such estimates. Actual results could differ from those estimates and such differences may be material to the consolidated financial statements.
During recent months, financial markets throughout the world have been experiencing extreme disruption, including, among other things, extreme volatility in security prices and severely diminished liquidity and credit availability. These developments and the related general economic downturn may adversely impact the Company’s business and its financial condition in a number of ways, including impacts beyond those typically associated with other recent downturns in the U.S. and foreign economies. The current tightening of credit in financial markets and the general economic downturn may adversely affect the ability of the Company’s customers and suppliers to obtain financing for significant operations and purchases and to perform their obligations under agreements with the Company. The tightening could result in a decrease in, or cancellation of, existing business, could limit new business, and could negatively impact the Company’s ability to collect accounts receivable on a timely basis. The Company is unable to predict the duration and severity of the current economic downturn and disruption in financial markets or their effects on the Company’s business and results of operations, but the consequences may be materially adverse and more severe than other recent economic slowdowns.
These interim consolidated financial statements and notes should be read in conjunction with the consolidated financial statements and notes included in the Company’s 2007 Annual Report on Form 10-K. The accounting policies used in preparing these interim consolidated financial statements are the same as those described in our 2007 Annual Report on Form 10-K, except for the adoption of SFAS 157, which is further described in Note 7, “Fair Value Measurements” and SFAS 159, which is further described in Note 12, “Recent Accounting Pronouncements”.
The year end consolidated balance sheet data was derived from audited financial statements but does not include all disclosures required by GAAP.
Reclassifications
The Company reclassified certain amounts in the prior year financial statements to conform to the current presentation. These reclassifications had no effect on the Consolidated Statement of Income, as previously reported. The Company reclassified $1,135, the long-term portion of the interest rate swap liability at December 31, 2007, from accrued expenses to other long-term liabilities, to conform to the current presentation. The reclassification on the cash flow statement consisted of identifying net borrowings (repayments) under the revolving credit facility separately from borrowings and repayments under long-term debt agreements, identifying the allowance for doubtful accounts separately from other non-cash items and combining income taxes payable with accounts payable and accrued expenses.

2. Stock-Based Compensation
The American Reprographics Company 2005 Stock Plan (the “Stock Plan”) provides for the grant of incentive and non-statutory stock options, stock appreciation rights, restricted stock purchase awards, restricted stock awards, and restricted stock units to employees, directors and consultants of the Company. The Stock Plan authorizes the Company to issue up to 5,000,000 shares of common stock. The maximum amount of authorized shares under the Stock Plan will automatically increase annually on the first day of the Company’s fiscal year, from 2006 through and including 2010, by the lesser of (i) 1.0% of the Company’s outstanding shares on the date of the increase; (ii) 300,000 shares; or (iii) such smaller number of shares determined by the Company’s board of directors. At September 30, 2008, 2,553,093 shares remain available for grant under the Stock Plan.
In April 2008, the Company made its regular annual stock option grants which consisted of 350,000 stock options to key employees with an exercise price equal to the fair market value of the Company’s stock on the date of grant. The stock options vest ratably over a period of five years and expire 10 years after the date of grant. The Company also issued shares of restricted common stock at the prevailing market price in the amount of $916,800 or 60,000 shares, to the Company’s CFO in April of 2008 and $60,006, or 3,650 shares, to each of the five non-management board members in May of 2008. The shares of restricted stock issued to the Company’s CFO will vest on the fourth anniversary of the grant date; the shares of restricted stock granted to the non-management board members will vest one year from their grant date.
The impact of the stock based compensation to the Consolidated Statements of Income for the three months ended September 30, 2008 and 2007, before income taxes was $1.1 million and $1.0 million, respectively.
The impact of the stock based compensation to the Consolidated Statements of Income for the nine months ended September 30, 2008 and 2007, before income taxes was $3.1 million and $2.6 million, respectively.
As of September 30, 2008, total unrecognized compensation cost related to unvested stock-based payments totaled $12.1 million and is expected to be recognized over a weighted-average period of 3.2 years.
3. Employee Stock Purchase Plan
The Company adopted the American Reprographics Company 2005 Employee Stock Purchase Plan (the ESPP) in connection with the consummation of its IPO in February 2005. Under the ESPP, as amended, purchase rights may be granted to eligible employees subject to a calendar year maximum per eligible employee of the lesser of (i) 400 shares of common stock, or (ii) a number of shares of common stock having an aggregate fair market value of $25,000 as determined on the date of purchase.
The purchase price of common stock offered under the amended ESPP is equal to 95% of the fair market value of such shares of common stock on the purchase date. During the nine months ended September 30, 2008, the Company issued 1,812 shares of its common stock to employees in accordance with the ESPP at a weighted average price of $14.95 per share, resulting in $27 thousand of cash proceeds to the Company.
4. Acquisitions
In the first nine months of 2008, the Company acquired nine U.S. and one Canadian reprographics companies. The aggregate purchase price of such transactions, including related acquisition costs, amounted to approximately $23.2 million, excluding cash acquired for which the company paid $15.5 million in cash and issued $7.7 million of notes payable to the former owners of the acquired companies.
These acquisitions were accounted for using the purchase method of accounting, and, accordingly, the assets and liabilities of the acquired companies have been recorded at their estimated fair values at the dates of acquisition. The excess purchase price over the fair value of net tangible assets and identifiable intangible assets acquired has been allocated to goodwill.
On August 1, 2008, the Company commenced operations of UNIS Document Solutions Co., Ltd. (“UDS”), its business venture with Unisplendour Corporation Limited (“Unisplendour”). The purpose of UDS is to pair the digital document management solutions of the Company with the brand recognition and Chinese distribution channel of Unisplendour to deliver digital reprographics services to China’s growing construction industry. Under the terms of the agreement, the Company and Unisplendour have an economic ownership interest of 65 percent and 35 percent, respectively. The Board of Directors of UDS is comprised of five directors, three of whom are appointed by the Company and two of whom are appointed by Unisplendour. The Company contributed $13.6 million of cash, while Unisplendor contributed the assets of its Engineering Product Division (“EPD”). These assets included EPD’s customer list, use of the UNIS name, and certain other assets.

The Company accounts for its investment in UDS under the purchase method of accounting, in accordance with SFAS 141 Business Combinations. UDS is consolidated in the Company’s financial statements from the date of commencement. Minority interest, which represents the 35 percent non-controlling interest in UDS, is reflected on our balance sheet, statement of income and statement of cash flows.
For U.S. income tax purposes, $18.8 million of goodwill and intangibles resulting from acquisitions completed during the nine months ended September 30, 2008 are amortized over a 15-year period.
The unaudited pro forma results presented below include the effects of 2007 and 2008 acquisitions as if they all had been consummated as of January 1, 2007. The pro-forma results include the amortization associated with the estimated value of acquired intangible assets and interest expense associated with debt used to fund the acquisition. However, pro forma results do not include any synergies or other expected benefits of the acquisition. Accordingly, the unaudited pro forma financial information below is not necessarily indicative of either future results of operations or results that might have been achieved had the acquisition been consummated as of January 1, 2007.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Dollars in thousands, except per share data)

Net sales	$175,848	$197,436	$561,498	$603,267
Net income	15,112	16,524	52,943	54,737

Earnings per share — basic	$0.34	$0.36	$1.18	$1.20
Earnings per share — diluted	$0.33	$0.36	$1.17	$1.19
5. Goodwill and Other Intangibles Resulting from Business Acquisitions
In connection with its acquisitions, the Company has applied the provisions of SFAS No. 141 Business Combinations, using the purchase method of accounting. The assets and liabilities assumed were recorded at their estimated fair values. The excess purchase price over the fair value of net tangible assets and identifiable intangible assets acquired was recorded as goodwill.
The changes in the carrying amount of goodwill from December 31, 2007 through September 30, 2008, are summarized as follows:

Goodwill
(Dollars in
thousands)

Balance at December 31, 2007	$382,519
Additions	14,884
Translation adjustment	(215)

Balance at September 30, 2008	$397,188

The additions to goodwill include the excess purchase price over fair value of net assets acquired, purchase price adjustments, and certain earnout payments.
Other intangible assets that have finite lives are amortized over their useful lives. Intangible assets with finite useful lives consist primarily of non-compete agreements, trade names, and customer relationships and are amortized over the expected period of benefit which ranges from three to twenty years using the straight-line and accelerated methods. Customer relationships are amortized under an accelerated method which reflects the related customer attrition rates, and trade names and non-compete agreements are amortized using the straight-line method, consistent with the Company’s intent to continue to utilize acquired trade names in the future.
The Company performed its goodwill impairment analysis as of September 30. Based on the Company’s valuation of goodwill no impairment charges related to goodwill were recognized for the nine months ended September 30, 2008.

The following table sets forth the Company’s other intangible assets resulting from business acquisitions at September 30, 2008 and December 31, 2007, which continue to be amortized:

	September 30, 2008			December 31, 2007
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
	(Dollars in thousands)			(Dollars in thousands)
Amortizable other intangible assets:
Customer relationships	$94,965	$26,643	$68,322	$87,045	$19,098	$67,947
Trade names and trademarks	20,235	1,876	18,359	18,359	848	17,511
Non-Compete Agreements	1,278	783	495	1,278	387	891

	$116,478	$29,302	$87,176	$106,682	$20,333	$86,349

Based on current information, estimated future amortization expense of amortizable intangible assets for the remainder of this fiscal year, and each of the next four fiscal years and thereafter are as follows:

2008	$2,973
2009	11,115
2010	9,907
2011	8,966
2012	8,084
Thereafter	46,131

$87,176

6. Long-Term Debt
Long-term debt consists of the following:

	September 30,	December 31,
	2008	2007
	(Unaudited)
	(Dollars in thousands)
Borrowings from senior secured First Priority — Revolving Credit Facility; variable interest payable quarterly (weighted average 7.2% interest rate at December 31, 2007); any unpaid principal and interest due December 6, 2012	$—	$22,000

Borrowings from senior secured First Priority — Term Loan Credit Facility; interest payable quarterly (weighted average 5.4% and 6.9% interest rate at September 30, 2008 and December 31, 2007, respectively); principal payable in varying quarterly installments; any unpaid principal and interest due December 6, 2012	264,687	275,000

Various subordinated notes payable; weighted average 6.2% and 6.3% interest rate at September 30, 2008 and December 31, 2007, respectively; principal and interest payable monthly through June 2012	35,847	38,082

Various capital leases; weighted average 9.3% and 8.8% interest rate at September 30, 2008 and December 31, 2007, respectively; principal and interest payable monthly through April 2014	63,444	55,185

	363,978	390,267
Less current portion	(56,715)	(69,254)

	$307,263	$321,013

On December 6, 2007, the Company entered into a Credit and Guaranty Agreement (Credit Agreement). The Credit Agreement provides for senior secured credit facilities aggregating up to $350 million, consisting of a $275 million term loan facility and a $75 million revolving credit facility. The Company used proceeds under the Credit Agreement in the amount of $289.4 million to extinguish in full all principal and interest payable under the Second Amended and Restated Credit and Guaranty Agreement.
Loans to the Company under the Credit Agreement will bear interest, at the Company’s option, at either the base rate, which is equal to the higher of the bank prime lending rate or the federal funds rate plus 0.5% or LIBOR, plus, in each case, the applicable rate. The applicable rate will be determined based upon the leverage ratio for the Company (as defined in the Credit Agreement), with a minimum and maximum applicable rate of 0.25% and 0.75%, respectively, for base rate loans and a minimum and maximum applicable rate of 1.25% and 1.75%, respectively, for LIBOR loans. During the continuation of certain events of default all amounts due under the Credit Agreement will bear interest at 2.0% above the rate otherwise applicable.
The Credit Agreement contains covenants which, among other things, require the Company to maintain a minimum interest coverage ratio of 2.25:1.00, minimum fixed charge coverage ratio of 1.10:1.00, and maximum leverage ratio of 3.00:1.00. The Credit Agreement also contains customary events of default, including failure to make payments when due under the Credit Agreement; payment default under and cross-default to other material indebtedness; breach of covenants; breach of representations and warranties; bankruptcy; material judgments; dissolution; ERISA events; change of control; invalidity of guarantees or security documents or repudiation by the Company of its obligations thereunder. The Credit Agreement is secured by substantially all of the assets of the Company.
In addition, under the revolving facility, the Company is required to pay a fee, on a quarterly basis, for the total unused commitment amount. This fee ranges from 0.30% to 0.50% based on the Company’s leverage ratio at the time. The Company may also draw upon this credit facility through letters of credit, which carries a fee of 0.25% of the outstanding letters of credit.
The Credit Agreement allows the Company to borrow Incremental Term Loans to the extent the Company’s senior secured leverage ratio (as defined in the Credit Agreement) remains below 2.50.
All material terms and conditions, including the maturity dates of the Company’s existing senior secured credit facilities, remained the same as those described in Note 5, “Long Term Debt” to our consolidated financial statements included in our 2007 Annual Report on Form 10-K.
During the nine months ended September 30, 2008, the Company paid $22.0 million, exclusive of contractually scheduled payments, on its senior secured revolving credit facility.
7. Fair Value Measurements
In September 2006, the FASB issued SFAS 157 Fair Value Measurements, which is effective for fiscal years beginning after November 15, 2007. Relative to SFAS 157, the FASB issued FASB Staff Positions (FSP) 157-1, 157-2 and 157-3. FSP 157-1 amends SFAS 157 to exclude SFAS No. 13, Accounting for Leases , and its related interpretive accounting pronouncements that address leasing transactions, while FSP 157-2 delays the effective date of the application of SFAS 157 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis, and FSP 157-3 clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. The Company adopted SFAS 157 as of January 1, 2008, with the exception of the application of the statement to non-recurring nonfinancial assets and nonfinancial liabilities. Non-recurring nonfinancial assets and nonfinancial liabilities for which the Company has not applied the provisions of SFAS 157 include those measured at fair value in goodwill impairment testing, and those initially measured at fair value in a business combination.
SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, and establishes a framework for measuring fair value. SFAS 157 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:
Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement.
SFAS 157 also expands disclosures about instruments measured at fair value.

The following table sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of September 30, 2008. As required by SFAS 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

At Fair Value as of September 30, 2008
	Quoted Prices in		Significant
	Active Markets for	Significant Other	Unobservable
	Identical Liabilities	Observable Inputs	Inputs
Recurring Fair Value Measures	(Level 1)	(Level 2)	(Level 3)	Total
(Dollars in thousands)
Interest rate swap	$—	$2,848	$—	$2,848
The interest rate swap contract is valued at fair value based on dealer quotes using a discounted cash flow model. This model reflects the contractual terms of the derivative instrument, including the period to maturity and debt repayment schedule, and market-based parameters such as interest rates and yield curves. This model does not require significant judgment, and the inputs are observable. Thus, the derivative instrument is classified within level 2 of the valuation hierarchy.
As of September 30, 2008, $1,023 of the $2,848 fair value of the interest rate swap was recorded as a current liability in accrued expenses, and $1,825 was recorded in other long-term liabilities. The Company does not intend to terminate the interest rate swap agreement prior to its expiration date of December 6, 2012.
8. Income Taxes
On a quarterly basis, the Company estimates what its effective tax rate will be for the full fiscal year and records a quarterly income tax provision based on the anticipated rate in conjunction with the recognition of any discrete items within the quarter.
Our effective income tax rate decreased from 39.1% and 37.7% for the three and nine months ended September 30, 2007, respectively, to 31.9% and 36.3% for the three and nine months ended September 30, 2008, respectively. The decrease, in the three months ended September 30, 2008, is primarily due to a lower blended tax rate in relation to a discrete item of $1.4 million for federal and state income tax credits recognized with respect to hiring employees and the purchase and lease of tangible assets in certain qualified enterprise zones in prior years 2005, 2006 and 2007. During the three months ended September 30, 2008, the Company researched and determined that it qualified for these credits.
Additionally, a discrete item of $0.4 million is reflected in the effective income tax rate for the nine months ended September 30, 2008, related to an effectively settled tax position due to the closing of an income tax audit.
9. Commitments and Contingencies
Operating Leases. The Company has entered into various non-cancelable operating leases primarily related to facilities, equipment and vehicles used in the ordinary course of business.
Contingent Transaction Consideration. The Company entered into earnout agreements in connection with prior acquisitions. If the acquired businesses generate sales and/or operating profits in excess of predetermined targets, the Company is obligated to make additional cash payments in accordance with the terms of such earnout agreements. As of September 30, 2008, the Company has potential future earnout obligations aggregating to approximately $8.8 million through 2010 if predetermined financial targets are exceeded. Earnout payments are recorded as additional purchase price (as goodwill) when the contingent payments are earned and become payable, such treatment will change upon adoption of SFAS 141R.
FIN 48 Liability. The Company has a $1.1 million contingent liability for uncertain tax positions as of September 30, 2008.
Legal Proceedings. The Company is involved in various legal proceedings and other legal matters from time to time in the normal course of business. The Company does not believe that the outcome of any of these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

10. Comprehensive Income
The Company’s comprehensive income includes foreign currency translation adjustments and changes in the fair value of the financial derivative instrument, net of taxes, which qualify for hedge accounting. The differences between net income and comprehensive income for the three and nine months ended September 30, 2008 and 2007 are as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
	(Dollars in thousands)		(Dollars in thousands)

Net income	$15,067	$15,945	$52,441	$52,402
Foreign currency translation adjustments	(196)	394	(387)	609
Decrease in fair value of financial derivative instrument, net of tax effects	(777)	(161)	(780)	(95)

Comprehensive income	$14,094	$16,178	$51,274	$52,916

Asset and liability accounts of international operations are translated into the Company’s functional currency, U.S. dollars, at current rates. Revenues and expenses are translated at the weighted-average currency rate for the fiscal year.
11. Earnings per Share
The Company accounts for earnings per share in accordance with SFAS No. 128, Earnings per Share. Basic earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Common stock equivalents are excluded from the computation if their effect is anti-dilutive. Stock options totaling 1.5 million for the three and nine months ended September 30, 2008, were excluded from the calculation of diluted net income per common share because they were anti-dilutive. Stock options totaling 1.3 million for the three and nine months ended September 30, 2007, were excluded from the calculation of diluted net income per common share because they were anti-dilutive.
Basic and diluted earnings per share were calculated using the following common shares for the three and nine months ended September 30, 2008 and 2007:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

Weighted average common shares outstanding during the period — basic	45,066,654	45,486,012	45,054,425	45,429,238
Effect of dilutive stock options	347,093	379,441	359,523	418,939

Weighted average common shares outstanding during the period — diluted	45,413,747	45,865,453	45,413,948	45,848,177

12. Recent Accounting Pronouncements
On September 15, 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. The Company adopted the required provisions of SFAS 157 that became effective in the first quarter of 2008. The adoption of these provisions did not have a material impact on the Consolidated Financial Statements. For further information about the adoption of the required provisions of SFAS 157 see Note 7.
In February 2008, the FASB issued FASB Staff Position No. FAS 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13- FSP FAS 157-1 amends the application of FASB Statement No. 157 to FASB Statement No.13, Accounting for Leases and its related interpretive accounting pronouncements that address leasing transactions. FSP FAS 157-1 is effective upon initial adoption of SFAS 157. The adoption of SFAS 157 within the scope of FSP 157-1 did not have any impact on the Consolidated Financial Statements.

In February 2008, the FASB issued FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157. FSP 157-2 delays the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for certain items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Company is currently evaluating the impact of SFAS 157 on the Consolidated Financial Statements for items within the scope of FSP 157-2, which will become effective beginning with the first quarter of 2009.
In October 2008, the FASB issued FASB Staff Position No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active - FSP FAS 157-3 clarifies the application of SFAS No. 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP FAS 157-3 is effective upon issuance, including prior periods for which financial statements have not been issued. The adoption of SFAS 157 within the scope of FSP 157-3 did not have any impact on the Consolidated Financial Statements.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115 . SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. The Company has not elected the fair value option for any of its eligible financial assets or liabilities.
In December 2007, the FASB issued SFAS No. 141R (revised 2007), Business Combinations, which replaces SFAS No 141. SFAS 141R establishes the principles and requirements for how an acquirer: (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R makes some significant changes to existing accounting practices for acquisitions. SFAS 141R is to be applied prospectively to business combinations consummated on or after the beginning of the first annual reporting period on or after December 15, 2008. The Company is currently evaluating the impact SFAS 141R will have on its future business combinations.
In December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51. SFAS 160 establishes accounting and reporting standards that require: (i) noncontrolling interests to be reported as a component of equity; (ii) changes in a parent’s ownership interest while the parent retains its controlling interest to be accounted for as equity transactions, and (iii) any retained noncontrolling equity investment upon the deconsolidation of a subsidiary to be initially measured at fair value. SFAS 160 is to be applied prospectively at the beginning of the first annual reporting period on or after December 15, 2008. Upon adoption minority interest of $6.1 million will be reclassified to equity.
In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133. This Standard requires enhanced disclosures regarding derivatives and hedging activities, including: (a) the manner in which an entity uses derivative instruments; (b) the manner in which derivative instruments and related hedged items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities; and (c) the effect of derivative instruments and related hedged items on an entity’s financial position, financial performance, and cash flows. SFAS 161 will become effective beginning with the first quarter of 2009. Early adoption is permitted. The Company is currently evaluating the impact of this standard on its Consolidated Financial Statements.
In April 2008, the FASB issued FASB Staff Position No. FAS 142-3, Determination of the Useful Life of Intangible Assets. FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. FSP 142-3 is effective for calendar-year companies beginning January 1, 2009. The requirement for determining useful lives must be applied prospectively to intangible assets acquired after the effective date and the disclosure requirements must be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. The Company is currently assessing the potential impacts of implementing this standard.
In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. This standard reorganizes the GAAP hierarchy in order to improve financial reporting by providing a consistent framework for determining what accounting principles should be used when preparing U.S. GAAP financial statements. SFAS 162 shall be effective 60 days after the SEC’s approval of the Public Company Accounting Oversight Board’s amendments to Interim Auditing Standard, AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The Company is currently evaluating the impact, if any, this new standard may have on its Consolidated Financial Statements.
In June 2008, the FASB issued FSP EITF No. 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. The FSP addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and therefore need to be included in the earnings allocation in calculating earnings per share under the two-class method described in SFAS No. 128, Earnings per Share. The FSP requires companies to treat unvested share-based payment awards that have non-forfeitable rights to dividend or dividend equivalents as a separate class of securities in calculating earnings per share. The FSP is effective for calendar-year companies beginning January 1, 2009. The Company is currently assessing the potential impacts of implementing this standard.

SCHEDULE D
OTHER ARC FINANCIAL INFORMATION
Ratio of Earnings to Fixed Charges

	December 31,
	2008	2007
	(dollars in thousands)
Earnings:
Income before minority interest and income tax provision	$58,013	$111,340
Add: Fixed charges from continuing operations (1)	35,253	33,419

	93,266	144,759

Fixed charges from continuing operations: (1)
Interest expense	$25,890	$24,373
Interest portion of leases	9,363	9,046

	35,253	33,419

Ratio of earnings to fixed charges	2.6	4.3

(1)	The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, “earnings” consist of income before minority interest and income taxes plus fixed charges. “Fixed charges” consists of interest expense, which includes capitalized expenses related to indebtedness and the portion of rent expense (estimated to be 25%) on operating leases deemed representative of interest.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(dollars in thousands)
Earnings:
Income before minority interest and income tax provision	$22,103	$26,194	$82,313	$84,058
Add: Fixed charges from continuing operations (1)	8,511	9,187	26,899	25,404

	30,614	35,381	109,212	109,462

Fixed charges from continuing operations: (1)
Interest expense	$6,180	$6,872	$19,885	$18,675
Interest portion of leases	2,331	2,315	7,014	6,729

	8,511	9,187	26,899	25,404

Ratio of earnings to fixed charges	3.6	3.9	4.1	4.3

(1)	The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, “earnings” consist of income before minority interest and income taxes plus fixed charges. “Fixed charges” consists of

D-1

interest expense, which includes capitalized expenses related to indebtedness and the portion of rent expense (estimated to be 25%) on operating leases deemed representative of interest.
Book Value

December 31,
2008
(dollars in thousands, except
per share data)
Book value per share:
Stockholders’ equity	$281,781
Common stock outstanding Shares	45,227,156

Book value per share	$6.23

D-2

SCHEDULE E
A GUIDE TO ISSUES FOR EMPLOYEES LOCATED AND/OR
SUBJECT TO TAX OUTSIDE THE U.S.
The following is a general summary of the material tax and legal consequences of participating in the exchange of Eligible Options for the grant of New Options pursuant to the offer for Eligible Employees subject to tax in Canada. This summary is based on the laws in effect in that country as of January 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the New Options are granted, the New Options are exercised or you sell shares acquired upon the exercise of your vested New Options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
CANADA
Tax Information1
Option Exchange
The exchange of Eligible Options for New Options should qualify for tax free exchange treatment under the Income Tax Act. As a result, the New Options will be deemed to be the same as and a continuation of the exchanged Eligible Options. Therefore, you will continue to be eligible for the one-half exclusion and deferral of the remaining taxable amount at the time of exercise of the New Options (as described in further detail below under “Exercise of New Options.”
Grant of New Options
You will not be subject to tax when the New Options are granted to you.
Exercise of New Options
Subject to the deferral provisions discussed in the paragraph below, you will be subject to income tax when you exercise the New Options on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. Only one-half of the spread is subject to tax; that is, you can permanently exclude one-half of the spread from the taxable amount. You will be subject to tax on the remaining one-half of the spread at your applicable marginal income tax rate.

[1]	Please note that this summary only addresses Canadian federal tax law. Please consult your personal tax advisor to determine the tax consequences of the offer under provincial tax laws.

E-1

In addition, you may defer taxation of the taxable portion of the spread arising upon exercise (i.e., the remaining one-half of the difference between the fair market value of the shares on the date of exercise and the exercise price) until the earliest of the time that you sell the shares purchased upon exercise, die or become a non-resident of Canada. In order to be eligible for this deferral, you must file an election with your employer by January 15 of the year following the year in which shares are purchased upon exercise of the New Options.
You can defer the tax on the spread at exercise only on the first C$100,000 worth of options that vest in any one year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted.
Regardless of whether the deferral applies, you will be subject to pension plan contributions on the taxable amount at exercise (i.e., one-half of the spread) to the extent that you have not already exceeded your annual contribution ceiling.
Dividends
If you hold the shares acquired upon the exercise of the New Options, you may or not receive dividends depending on whether ARC declares a dividend in its discretion. Any dividends paid with respect to the shares will be subject to income tax in Canada and also to U.S. federal income tax withholding. You generally will be entitled to a tax credit against your Canadian income tax for the U.S. federal income tax withheld.
Sale of Shares
When you sell the shares acquired upon exercise of the New Options, you will be subject to capital gains tax. The taxable amount of capital gain will be one-half of the difference between the sale price and the adjusted cost basis of the shares (i.e., the fair market value of the shares on the date of exercise less any brokerage fees). In addition, any amount on which taxation was deferred at exercise will become taxable when the shares are sold. Income tax will be assessed on the taxable income at your marginal income tax rate.
If you own other shares of ARC, which you have acquired at the exercise of other options or outside of the Plan, your adjusted cost base may be different than described above. In order to preserve the cost basis of shares sold in a cashless exercise, you must specifically identify any such shares in your annual tax return. Shares acquired upon the exercise of options for which a taxation deferral election has been filed will also retain their own, unique cost base. You are strongly advised to seek advice from a tax professional in any of these situations.
One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.
Withholding and Reporting
Your employer will report the spread recognized at exercise, any amount excluded under the one-half exemption rule and the value of any deferred stock option benefit to the Canada Revenue Agency (“CRA”). A copy of the T4 form containing this information will be delivered to you prior to the last day of February in the year following the year in which you exercise your New Options.
Your employer will also withhold income tax on the taxable amount at the time of exercise. You must notify your employer immediately upon exercise of your intention to defer any tax due at exercise (as

E-2

described above), so that your employer does not withhold income tax on that amount. You must use the “Canadian Election to Defer Payment of Tax on Stock Options” form to notify your employer. In addition, for every year you have a balance of deferred stock option income outstanding, you must file a Form T1212 with the CRA, together with your annual tax return.
Your employer will also withhold pension plan contributions on the taxable amount at exercise to the extent you have not already exceeded the applicable contribution ceiling. The taxable amount at exercise for purposes of pension plan contributions is the difference between the fair market value of the shares on the date of exercise and the exercise price less the one-half exempt amount.
You are responsible for reporting and paying any taxes due as a result of the receipt of any dividends and the sale of shares acquired upon the exercise of the New Options.

E-3